CREDIT AGREEMENT

dated as of

February 24, 2014

among

INTRALINKS, INC.,
as Borrower,

INTRALINKS HOLDINGS, INC. and
INTRALINKS INTERNATIONAL HOLDINGS LLC,
as Guarantors,

and

JPMORGAN CHASE BANK, N.A.,
as Lender

CHASE BUSINESS CREDIT

AM 27446811.10

Page

AM 27446811.10	i

(continued)
Page

AM 27446811.10	ii

(continued)
Page

AM 27446811.10	iii

(continued)
Page

SCHEDULES:

Schedule 3.01    Organizational Chart; Subsidiaries of Borrower
Schedule 3.03    Financial Condition
Schedule 3.05(b)    Real Property
Schedule 3.18    Insurance
Schedule 5.11    Deposit Accounts, Securities Accounts and Lock Boxes
Schedule 6.01    Certain Existing Indebtedness
Schedule 6.02    Certain Existing Liens
Schedule 6.04    Certain Existing Investments
Schedule 6.09    Transactions with Affiliates
Schedule 6.10    Existing Restrictions

EXHIBITS:

Exhibit A    Form of Borrowing Base Certificate
Exhibit B    Form of Compliance Certificate
Exhibit C    Form of Joinder Agreement

AM 27446811.10	iv

CREDIT AGREEMENT dated as of February 24, 2014 (as it may be amended or modified from time to time, this “Agreement”), by and among INTRALINKS, INC., as Borrower, INTRALINKS HOLDINGS, INC. and INTRALINKS INTERNATIONAL HOLDINGS LLC, as initial Guarantors, the other Loan Parties party hereto, and JPMORGAN CHASE BANK, N.A., as Lender.
The parties hereto agree as follows:
ARTICLE I
Definitions
SECTION 1.01.     Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“Account” has the meaning assigned to such term in the Security Agreement.
“Account Debtor” means any Person obligated on an Account.
“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Effective Date, by which the Borrower or any Subsidiary of the Borrower (a) acquires any going business or all or substantially all of the assets of any Person, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority of the outstanding Equity Interests of a Person.
“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period or for any CBFR Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Adjusted One Month LIBOR Rate” means, for any day, an interest rate per annum equal to the sum of (a) 2.50% per annum plus (b) the Adjusted LIBO Rate for a one month interest period on such day (or if such day is not a Business Day, the immediately preceding Business Day); provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day (without any rounding).
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person.
“Anti-Money Laundering Laws” means, collectively, all applicable financial recordkeeping and reporting statutes, including those of the Bank Secrecy Act, as amended, and the applicable anti-money laundering statutes and anti-bribery statutes of jurisdictions where Holdings and its Subsidiaries conduct business (including the Foreign Corrupt Practices Act, as amended, and rules and regulations thereunder), or to which Holdings and its Subsidiaries are otherwise subject, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency.

AM 27446811.10

“Applicable Rate” means, for any day, a percentage rate per annum (a) with respect to any Eurodollar Loan, equal to 2.50% and (b) with respect to any CBFR Loan, equal to 1.00%.
“Approved Fund” has the meaning assigned to such term in Section 8.04(b).
“Asset Sale” means the sale by any Loan Party or any of its Subsidiaries to any Person (other than (x) in the case of any sale by Borrower or any Guarantor, a sale to Borrower or a Guarantor or (y) in the case of any sale by any Subsidiary that is not a Guarantor, a sale to another Subsidiary that is not a Guarantor) of (i) any of the stock of any of Borrower’s Subsidiaries (including any issuance of stock by such Subsidiaries) to a Person other than Borrower or a Guarantor (excluding directors’ qualifying shares) or, in the case of a Subsidiary that is not a Guarantor and is not a Wholly Owned Subsidiary of Holdings, to its existing equity holders on a pro rata basis; (ii) substantially all of the assets of any division or line of business of Borrower and its Subsidiaries taken as a whole; or (iii) any assets (whether tangible or intangible) of Borrower or any of its Subsidiaries, including by way of merger or consolidation and including any Sale and Leaseback Transaction (other than (a) inventory sold in the ordinary course of business, (b) Cash or Cash Equivalents, (c) sales, assignments, transfers or dispositions of Accounts in the ordinary course of business for purposes of compromise or collection, (d) any other assets to the extent that the aggregate value of such assets sold in any single transaction or related series of transactions is equal to $3,000,000 or less, (e) the making of Investments permitted by Section 6.04 and (f) sales and other dispositions of assets permitted by Section 6.05 (other than clause (g) thereof)).
“Attributable Indebtedness” shall mean, when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to Holdings’ then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.
“Available Liquidity” means, at any time, the aggregate amount of Unrestricted Cash at such time.
“Availability” means, at any time, an amount equal to (a) the lesser of (i) the Revolving Commitment and (ii) the Borrowing Base minus (b) the Revolving Exposure.
“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination in full of the Revolving Commitment.
“Available Revolving Commitment” means, at any time, an amount equal to (a) the Revolving Commitment minus (b) the Revolving Exposure.
“Banking Services” means each and any of the following bank services provided to any Loan Party or its Subsidiaries by the Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, (c) merchant processing services, and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).
“Banking Services Obligations” means any and all obligations of the Loan Parties and their Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

AM 27446811.10	2

“Banking Services Reserves” means all Reserves which the Lender from time to time establishes in its Permitted Discretion for Banking Services then provided or outstanding.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
“Billing Statement” has the meaning assigned to such term in Section 2.17(d).
“Board” means the Board of Governors of the Federal Reserve System of the U.S.
“Borrower” means IntraLinks, Inc., a Delaware corporation.
“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, and (b) Protective Advances.
“Borrowing Base” means, at any time, an amount equal to (a) 85% of the Borrower’s Eligible Accounts at such time minus (b) Reserves at such time. The Lender may, in its Permitted Discretion, reduce the advance rate set forth above or adjust Reserves used in computing the Borrowing Base.
“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower, in substantially the form of Exhibit A or another form which is acceptable to the Lender.
“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.
“Burdensome Restrictions” means any consensual encumbrance or restriction of the type described in clause (a) or (b) of Section 6.10.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for general business in London.
“Capital Lease” as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Cash” means money, currency or a credit balance in a Deposit Account.

“Cash Dominion Period” means the period (a) commencing on the occurrence of a Cash Dominion Trigger Event and (b) continuing until the date on which the Borrower requests that the Cash Dominion Period cease, provided that the Borrower may only request a cessation of a Cash Dominion Period

AM 27446811.10	3

(x) four times during the term of this Agreement (unless JPMorgan Chase Bank, N.A. is the Cash Management Bank, in which case there will not be a limit on the number of times the Borrower may request a cessation of a Cash Dominion Period) and (y) only if, at all times during the period of sixty (60) consecutive days prior to such request, no Event of Default has existed and Available Liquidity has exceeded $10,000,000; provided, however, that no Cash Dominion Period shall commence unless Loans or Letters of Credit (other than Letters of Credit that have been cash collateralized in accordance with Section 4.2 hereof) are then outstanding.
“Cash Dominion Trigger Event” means any day on which either (a) an Event of Default occurs or (b) Available Liquidity falls below $10,000,000.
“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within two years after such date; (ii) marketable direct obligations issued by any agency of the United States, any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within two years after such date and having a rating of at least A or A-1 from S&P or at least A-1 or P-1 from Moody’s; (iii) any commercial paper maturing no more than two years from the date of creation thereof and rated at least A or A-1 from S&P or at least A-1 or P-1 from Moody’s; (iv) time deposits, certificates of deposit or bankers’ acceptances maturing within two years after such date and issued or accepted by any Term Lender, former Term Lender or the Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that has capital, surplus and undivided profits of not less than $100,000,000; (v) shares of any money market mutual fund that (a) has investment guidelines that require at least 90% of its assets invested continuously in the types of investments referred to in clause (i), (ii), (iii) or (iv) above with maturities of at least two years from the date of creation thereof, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s; and (vi) in the case of any Foreign Subsidiary, short term investments believed in good faith by Borrower to be of comparable credit quality or of the highest obtainable credit quality and tenure to those described in clauses (i) through (v) above.
“Cash Management Bank” means (a) as of the Effective Date, HSBC Bank USA, National Association in its capacity as the Loan Parties’ principal depository bank (including for the maintenance of operating, cash management, collection activity, and other Deposit Accounts for the conduct of their business), and (b) if at any time after the Effective Date the Borrower so elects, JPMorgan Chase Bank, N.A., or such other financial institution as the Borrower may select with the consent of the Lender (not to be unreasonably withheld or delayed), to succeed HSBC Bank USA, National Association as the Loan Parties’ principal depository bank.
“CB Floating Rate” means the Prime Rate; provided that the CB Floating Rate shall never be less than the Adjusted One Month LIBOR Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day). Any change in the CB Floating Rate due to a change in the Prime Rate or the Adjusted One Month LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate or the Adjusted One Month LIBOR Rate, respectively.
“CBFR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the CB Floating Rate.

AM 27446811.10	4

“CFC” has the meaning assigned to that term in Section 5.08(b).
“CFC Holdco” has the meaning assigned to such term in Section 5.08(b).
“Change in Control” means (a)(i)(A) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Permitted Holders, shall become the beneficial owner, directly or indirectly, of Equity Interests of Holdings with more than thirty-five percent (35%) of the voting power of all outstanding Equity Interests of Holdings with the power to vote generally on matters submitted to a vote of the stockholders of Holdings and (B) the Permitted Holders collectively shall beneficially own and control Equity Interests of Holdings with a lesser percentage of the voting power of all outstanding Equity Interests of Holdings than such person or group or (ii) the occurrence of a change in the composition of the Governing Body of Holdings such that a majority of the members of any such Governing Body are not Continuing Members; or (b) at any time, all of the capital stock of Borrower ceasing to be directly or indirectly owned by Holdings. As used herein, the term “beneficially own” or “beneficial ownership” shall have the meaning assigned to those terms in the Exchange Act and the rules and regulations promulgated thereunder.
“Change in Law” means the occurrence after the date of this Agreement of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) compliance by the Lender (or, for purposes of Section 2.14(b), by any lending office of the Lender or by the Lender’s holding company, if any) with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“Charges” has the meaning assigned to such term in Section 9.17.
“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Protective Advances.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that is or is required to be, subject to a security interest or Lien in favor of the Lender, on behalf of the Secured Parties, to secure the Secured Obligations.
“Collateral Access Agreement” means any landlord waiver or other agreement, in form and substance reasonably satisfactory to the Lender, between the Lender and any third party (including any bailee, consignee, customs broker, or other similar Person) in possession of any Collateral or any landlord of any real property where any Collateral is located, as such landlord waiver or other agreement may be amended, restated, supplemented or otherwise modified from time to time.

AM 27446811.10	5

“Collateral Documents” means, collectively, the Security Agreement and any other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Secured Obligations, including, without limitation, all other security agreements, pledge agreements, mortgages, deeds of trust, pledges, collateral assignments, and financing statements now or hereafter executed by the Borrower or any Subsidiary and delivered to the Lender in each case that are intended to create, perfect or evidence Liens to secure the Secured Obligations.
“Collection Account” means the account at JPMorgan Chase Bank, N.A., so designated by the Lender, in a written notice delivered to the Borrower, to be the “Collection Account”, to which funds on deposit in Deposit Accounts (other than Excluded Accounts) maintained by the Loan Parties with the Cash Management Bank and all collections and other payments received in respect of the Accounts of the Loan Parties by the Cash Management Bank shall be remitted at all times during a Cash Dominion Period.
“Commitment Fee Rate” means, for any day, with respect to the commitment fees payable hereunder, a percentage rate per annum equal to 0.50%.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Capital Expenditures” means, for any period, the sum of the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of Holdings and its Subsidiaries) by Holdings and its Subsidiaries during that period that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of Holdings and its Subsidiaries, but excluding:
(a)    capitalized interest,
(b)    expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding any Loan Party or any of their Subsidiaries) and for which neither any Loan Party nor any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other Person (whether before, during or after such period), and
(c)    any expenditure made (i) with net proceeds of sales or other dispositions of Assets, (ii) to restore, replace or rebuild property following any damage, loss, destruction or condemnation of such property with insurance or condemnation net proceeds, or (iii) to the extent constituting any portion of a Permitted Acquisition.
For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Consolidated Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.
“Continuing Members” means, as of any date of determination, any member of the Board of Directors of Holdings who was (i) (x) a member of the Board of Directors of Holdings on the Effective

AM 27446811.10	6

Date or (y) nominated for election or elected to the Board of Directors of Holdings with the affirmative vote of a majority of the members of the Board of Directors of Holdings who were members of the Board of Directors of Holdings or whose nomination or election was previously so approved or (ii) appointed by the Permitted Holders.
“Contractual Obligation” as applied to any Person, means any provision of any Equity Interests issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Control Agreement” means any Deposit Account Control Agreement or Securities Account Control Agreement in form and substance reasonably satisfactory to the Lender and executed by the applicable Loan Party and the financial institutions or securities intermediary at which such Deposit Account or a Securities Account of such Loan Party is maintained.
“Controlled Disbursement Account” means any account of the Borrower from time to time established and maintained, at the election of the Borrower in its sole discretion, with the Lender as a zero balance, cash management account pursuant to and under any agreement between the Borrower and the Lender, as modified and amended from time to time, and through which disbursements of the Borrower (or, if so approved by the Lender, any other Loan Party or designated Subsidiary of the Borrower) are made and settled on a daily basis with no uninvested balance remaining overnight.
“DDA Access Product” means a bank service that may from time to time be provided to any Loan Party by the Lender pursuant to a DDA Access Product Agreement, which service may consist of direct access to schedule payments from the Funding Account by electronic, internet or other access mechanisms that may be agreed upon from time to time by the Lender and the funding of such payments under a “Loan Borrowing Option” (as such term is defined in the applicable DDA Access Product Agreement).
“DDA Access Product Agreement” means an agreement that may be entered into between the Borrower and the Lender incorporating the Lender’s Treasury Services End of Day Investment & Loan Sweep Service Terms, as in effect from time to time.
“Deposit Account” means a demand, time, savings, passbook or similar account of a Loan Party maintained with a Person engaged in the business of banking, including a savings bank, savings and loan association, credit union or trust company.
“Deposit Account Control Agreement” has the meaning assigned to such term in the Security Agreement.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Document” has the meaning assigned to such term in the Security Agreement.
“dollars” or “$” refers to lawful money of the U.S.

AM 27446811.10	7

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the U.S.
“EBITDA” means, for any period, Net Income for such period plus (a) without duplication and to the extent deducted in determining Net Income for such period, the sum of (i) Interest Expense for such period, (ii) provisions for taxes based on income, capital or profits (including federal, foreign, state, local, franchise, exercise and similar taxes) for such period net of tax refunds received, (iii) all amounts attributable to depreciation and amortization expense for such period (including the amortization of any software development costs that have been capitalized in accordance with GAAP), (iv) any extraordinary charges or losses and any unusual or nonrecurring charges for such period, (v) any non-cash losses or charges for such period (but excluding any non-cash charge in respect of an item that was included in Net Income in a prior period), (vi) Transaction Costs for such period, minus (b) without duplication and to the extent included in Net Income, (i) any cash payments made during such period in respect of non-cash charges described in clause (a)(v) taken in a prior period and (ii) any extraordinary gains and any non-cash items of income for such period, all calculated for Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP; provided, however, that EBITDA for the Fiscal Quarters ended nearest to December 31, 2013, September 30, 2013, June 30, 2013 and March 31, 2013 shall be deemed to be $ 8,900,000, $11,400,000, $8,700,000 and $7,700,000, respectively.
“Economic Sanctions Laws” means any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties applicable to a Loan Party, its Subsidiaries or Affiliates relating to economic sanctions and terrorism financing, including any applicable provisions of the Trading with the Enemy Act (50 U.S.C. App. §§ 5(b) and 16, as amended), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701-1706, as amended) and Executive Order 13224 (effective September 24, 2001), as amended.
“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 8.02).
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Electronic System” means any electronic system, including e-mail, e-fax, IntraLinks® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Lender and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.
“Eligible Accounts” means, at any time, the Accounts of the Borrower which the Lender determines in its Permitted Discretion are eligible as the basis for the extension of Revolving Loans and the issuance of Letters of Credit. Without limiting the Lender’s discretion provided herein, Eligible Accounts shall not include any Account:
(a)    which is not subject to a first priority perfected security interest in favor of the Lender;

AM 27446811.10	8

(b)    which is subject to any Lien other than (i) a Lien in favor of the Lender and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Lender;
(c)    (i) which is unpaid more than 120 days after the date of the original invoice therefor (“Overage”) (when calculating the amount under this clause (i), for the same Account Debtor, the Lender shall include the net amount of such Overage and add back any credits, but only to the extent that such credits do not exceed the total gross receivables from such Account Debtor), or (ii) which has been written off the books of the Borrower or otherwise designated as uncollectible;
(d)    which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clause (c) above;
(e)    which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to the Borrower exceeds 15% of the aggregate Eligible Accounts;
(f)    with respect to which any covenant, representation, or warranty contained in this Agreement or in the Security Agreement and expressly applicable to such Account has been breached or is not true;
(g)    which (i) does not arise from the performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to the Lender which has been sent to the Account Debtor (provided that, the Lender, in its Permitted Discretion, may from time to time by written notice to the Borrower permit the Borrower to include as “Eligible Accounts” certain unbilled Accounts), (iii) represents a progress billing, (iv) is contingent upon the Borrower’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis, or (vi) relates to payments of interest;
(h)    for which the services giving rise to such Account have not been performed by the Borrower or if such Account was invoiced more than once;
(i)    with respect to which any check or other instrument of payment has been returned uncollected for any reason;
(j)    which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws, (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;
(k)    which is owed by any Account Debtor which has sold all or substantially all of its assets;
(l)    which is owed by an Account Debtor which (i) does not maintain a significant place of business in the U.S. or Canada or (ii) is not organized under applicable law of the U.S., any state of the U.S. or the District of Columbia, Canada, or any province of Canada unless,

AM 27446811.10	9

in any such case, such Account is backed by a Letter of Credit acceptable to the Lender which is in the possession of, and is directly drawable by, the Lender;
(m)    which is owed in any currency other than U.S. dollars;
(n)    which is owed by (i) any Governmental Authority of any country other than the U.S. unless such Account is backed by a Letter of Credit acceptable to the Lender which is in the possession of, and is directly drawable by, the Lender, or (ii) any Governmental Authority of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Lender in such Account have been complied with to the Lender’s satisfaction;
(o)    which is owed by any Affiliate of any Loan Party or any employee, officer, director, agent or stockholder of any Loan Party or any of its Affiliates;
(p)    which, for any Account Debtor, exceeds a credit limit determined by the Lender in its Permitted Discretion, to the extent of such excess;
(q)    which is subject to any counterclaim, deduction, defense, setoff, dispute, security, deposit, progress payment, retainage or other similar advance (including, without limitation, subscription fees, access fees, or similar advance payments, and other amounts which the Borrower or its Subsidiaries may record as “deferred revenue” on its or their balance sheets) made by or for the benefit of an Account Debtor, or which is owed by an Account Debtor or any Affiliate of such Account Debtor to which the Borrower or any of its Subsidiaries is indebted, but only to the extent of such counterclaim, deduction, defense, setoff, dispute, security, deposit, progress payment, retainage, advance or indebtedness;
(r)    which is evidenced by any promissory note, chattel paper, or instrument;
(s)    which is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit the Borrower to seek judicial enforcement in such jurisdiction of payment of such Account, unless the Borrower has filed such report or qualified to do business in such jurisdiction;
(t)    with respect to which the Borrower has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business and then only to the extent of any such discount or adjustment, or any Account which was partially paid and the Borrower created a new receivable for the unpaid portion of such Account;
(u)    which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board; or
(v)    which the Lender determines may not be paid by reason of the Account Debtor’s inability to pay or which the Lender otherwise determines in its Permitted Discretion is unacceptable.

AM 27446811.10	10

In the event that an Account which was previously an Eligible Account ceases to be an Eligible Account hereunder, the Borrower shall notify the Lender thereof on and at the time of submission to the Lender of the next Borrowing Base Certificate. In determining the amount of an Eligible Account, the face amount of an Account may, in the Lender’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that the Borrower may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Borrower to reduce the amount of such Account.
“Embargoed Person” means any Person that (a) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), (b) resides, is organized or chartered, or has a place of business in a country or territory that is the subject of OFAC sanctions programs, or (c) is Controlled by an Person described in the foregoing clauses (a) or (b).
“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (i) which is currently maintained or contributed to by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates; (ii) with respect to plans subject to Section 412 of the Code or Section 302 of ERISA, which was at any time during the last six years maintained, contributed to or terminated by Borrower, its Subsidiaries or any of their respective ERISA Affiliates, including any Person which was at such time an ERISA Affiliate of Borrower; or (iii) with respect to which there is any potential or outstanding liability of Borrower, its Subsidiaries or any of their respective ERISA Affiliates under Title IV of ERISA or under Section 412 of the Code.
“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, request for information, abatement order or other order or directive, by any Governmental Authority or any other Person arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any actual or alleged Hazardous Materials Activity, or (iii) in connection with any actual or alleged liability under any Environmental Law.
“Environmental Laws” means the common law and any and all current or future statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of any Governmental Authority relating to (i) environmental matters, including those relating to any Hazardous Materials Activity, or (ii) occupational safety and health or the protection of the environment or human health (to the extent relating to exposure to Hazardous Materials), applicable to Holdings or any of its Subsidiaries or any Facility.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” as applied to any Person, means (i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person

AM 27446811.10	11

is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.
“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412 of the Code); (iii) the failure to make by its due date a required contribution under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to any Multiemployer Plan; (iv) the filing pursuant to Section 412 of the Code of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (v) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (vi) the withdrawal by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan or Multiemployer Plan or the termination of any such Pension Plan resulting in liability under Title IV of ERISA; (vii) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (viii) the imposition of liability on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (ix) the withdrawal of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan, or the receipt by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, in “endangered” or “critical” status within the meaning of Section 305 of ERISA or Section 432 of the Code, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (x) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (xi) receipt from the IRS of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; or (xii) the imposition of a Lien pursuant to Section 436(f) or 430(k) of the Code or pursuant to ERISA with respect to any Pension Plan.
“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Adjusted LIBO Rate.
“Event of Default” has the meaning assigned to such term in Article VII.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.
“Excluded Account” means, collectively, (a) any Deposit Account of any Loan Party which is used exclusively for the payment of payroll, payroll taxes, employee benefits or escrow deposits, to maintain client postage advances, or subject to a Lien permitted by Section 6.02(j), (b) any Deposit Account or Securities Account of any Foreign Subsidiary, (c) any Deposit Account of any Loan Party that is located in a jurisdiction other than the United States or Canada, provided that, with respect to any Deposit Account

AM 27446811.10	12

located in a jurisdiction other than the United States or Canada with a principal balance over $1,000,000, the Loan Parties will use commercially reasonable efforts to obtain a Deposit Account Control Agreement with respect to such Deposit Account or the Loan Parties shall close such Deposit Account and transfer all funds therein to a Deposit Account either maintained at a local branch of JPMorgan Chase Bank, N.A. or otherwise subject to a Control Agreement, (d) any Deposit Account of any Loan Party which is used exclusively as a zero balance account, for withholding taxes or to hold funds in trust for third parties (other than a Loan Party), and (e) any other Deposit Account of any Loan Party, so long as (i) the principal balance on deposit in any such Deposit Account that is located in the United States or Canada does not at any time exceed $100,000 for more than three (3) consecutive Business Days, and (ii) the aggregate principal balance on deposit in all such Deposit Accounts that are located in the United States and Canada does not at any time exceed $500,000 for more than three (3) consecutive Business Days.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an ECP at the time the Guarantee of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Lender (or any assignee of the Lender) or required to be withheld or deducted from a payment to the Lender (or any assignee of the Lender): (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Lender (or assignee) being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, and (b) withholding Taxes imposed on amounts payable to or for the account of the Lender (or assignee) with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) the Lender (or such assignee) acquires such interest in the Loan or Revolving Commitment (other than pursuant to an assignment request by the Borrower) or (ii) the Lender (or such assignee) changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to the Lender (or such assignee’s assignor) immediately before such assignee became a party hereto or to such assignee immediately before it changed its lending office, (c) Taxes attributable to the failure of the Lender (or such assignee) to comply with Section 2.16(f), (d) any U.S. Federal withholding Taxes imposed under FATCA, and (e) if at any time the Lender assigns any portion of its interest in the Loans or it rights hereunder, any Taxes attributable to failure of the Loans to be in registered form.
“Facilities” means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Holdings or any of its Subsidiaries or any of their respective predecessors or Affiliates.
“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code as of the date of this Agreement (or any such amended or successor version), and any applicable intergovernmental agreements pursuant to the foregoing.

AM 27446811.10	13

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Lender from three Federal funds brokers of recognized standing selected by it.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower or of Holdings, as applicable.
“Financial Plan” has the meaning assigned to that term in subsection 5.01(k).
“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that (i) such Lien is perfected and has priority over any other Lien on such Collateral (other than Liens permitted pursuant to clauses (a), (b), (c), (d), (e), (f), (i) and (j) of Section 6.02) and (ii) such Lien is the only Lien (other than Liens permitted pursuant to Section 6.02) to which such Collateral is subject.
“Fiscal Quarter” means a Fiscal Quarter of any Fiscal Year.
“Fiscal Year” means the Fiscal Year of Holdings and its Subsidiaries ending on December 31 of each calendar year. For purposes of this Agreement, any particular Fiscal Year shall be designated by reference to the calendar year in which such Fiscal Year ends.
“Fixed Charge Coverage Compliance Period” means the period (a) commencing on the occurrence of a Fixed Charge Coverage Trigger Event and (b) continuing until the date on which the Borrower certifies to the Lender that during the period of not less than sixty (60) consecutive days prior to such certification, no Event of Default has existed and Available Liquidity has exceeded $10,000,000; provided, however, that no Fixed Charge Coverage Compliance Period shall be in effect unless Loans or Letters or Credit (excluding any Letters of Credit that have been cash collateralized in accordance with Section 4.2 hereof) are then outstanding.
“Fixed Charge Coverage Ratio” means, as of the last day of any applicable period of twelve consecutive months, the ratio of (a) (i) EBITDA minus (ii) the unfinanced portion of Consolidated Capital Expenditures for such period (provided that the amount under this clause (a)(ii) shall not be less than $0) to (b) Fixed Charges for such period, all calculated for Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP.
“Fixed Charge Coverage Trigger Event” means any day on which either (a) an Event of Default occurs or (b) Available Liquidity falls below $10,000,000.
“Fixed Charges” means, for any period, without duplication, the sum of (a) Interest Expense paid in cash, plus (b) scheduled principal payments on Indebtedness actually made, plus (c) expenses for taxes paid in cash net of tax refunds received (provided that the net amount under this clause (c) shall not be less than $0), plus (d) dividends or distributions paid in cash, plus (e) Capital Lease Obligation payments, plus (f) cash contributions to any Pension Plan to the extent such contributions are not deducted in the calculation of Net Income, all calculated for Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP.

AM 27446811.10	14

“Flood Hazard Property” means a Mortgaged Property, the improvements on which are located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.
“Foreign Plan” means any employee benefit plan maintained by Holdings or any of its Subsidiaries that is mandated or governed by any law, rule or regulation of any Governmental Authority other than the United States, any state thereof or any other political subdivision thereof.
“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.
“Funding Account” has the meaning assigned to such term in Section 4.01(h).
“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.04, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.
“Governing Body” means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.
“Governmental Authority” means the government of the U.S., any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Governmental Authorization” means any permit, license, registration, authorization, plan, directive, accreditation, consent, order or consent decree of or from, or notice to, any Government Authority.
“Governmental Real Property Disclosure Requirements” means any Requirement of Law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property Asset, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property Asset, facility, establishment or business, of the actual or threatened presence or Release in or into the environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property Asset, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support

AM 27446811.10	15

such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Guaranteed Obligations” has the meaning assigned to such term in Section 9.01.
“Guarantors” means Holdings, International Holdings, and each other Loan Party, and the term “Guarantor” means each or any one of them individually.
“Hazardous Materials” means: (i) any chemical, material or substance defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous waste,” “acutely hazardous waste,” “radioactive waste,” “biohazardous waste,” “pollutant,” “toxic pollutant,” “contaminant,” “restricted hazardous waste,” “infectious waste,” “toxic substances,” or any other term intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “TCLP toxicity” or “EP toxicity” or words of similar import under any Environmental Laws); (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any asbestos or asbestos-containing materials; (iv) urea formaldehyde foam insulation; (v) polychlorinated biphenyls; (vi) pesticides; (vii) radon gas; and (viii) any other chemical, material or substance, which is prohibited, limited, regulated or that could give rise to liability under any Environmental Law.
“Hazardous Materials Activity” means any activity, event or occurrence involving any Hazardous Materials that is regulated by or can give rise to liability under any Environmental Law, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.
“Holdings” means IntraLinks Holdings, Inc., a Delaware corporation.
“Immaterial Subsidiary” means, at any date of determination, any Subsidiary designated as such in writing by Borrower that (i) contributed 2.5% or less of Consolidated EBITDA (as defined in the Term Loan Agreement) of Holdings for the period of four Fiscal Quarters most recently ended more than forty-five (45) days prior to the date of determination and (ii) had consolidated assets representing 2.5% or less of Total Assets on the last day of the most recent Fiscal Quarter ended more than forty-five (45) days prior to the date of determination; provided that for purposes of subsections (h), (i), (j) and (k) of Article VII only, in determining whether an Event of Default has occurred with respect to a Material Subsidiary, if all Subsidiaries that are individually “Immaterial Subsidiaries” as to which a condition specified in any such subsection applies have (i) an aggregate contribution to Consolidated EBITDA of Holdings in excess of 10% of Consolidated EBITDA of Holdings for the period of four Fiscal Quarters most recently ended more than forty-five (45) days prior to the date of determination or (ii) aggregate consolidated assets representing 10% or more or more of Total Assets on the last day of the most recent Fiscal Quarter ended more than forty-five (45) days prior to the date of determination, then, in either case, such condition shall be deemed to exist with respect to a Material Subsidiary.
“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.
“Indebtedness” as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing

AM 27446811.10	16

extensions of credit (excluding in each case trade accounts payable and accrued obligations incurred in the ordinary course of business) whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument (excluding in each case trade accounts payable and accrued obligations incurred in the ordinary course of business), (v) Synthetic Lease Obligations, (vi) all reimbursement obligations of such Person under letters of credit, (vii) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person, (viii) all Attributable Indebtedness of such Person, (ix) all obligations of such Person under Swap Agreements, and (x) any guarantee of such Person in respect of obligations of the kind referred to in clauses (i) through (ix) above. Any Equity Interests of Holdings or Borrower constituting Specified Equity shall not be deemed to be Indebtedness. The amount of any Indebtedness that is only recourse to specific assets of Holdings, Borrower and/or its Subsidiaries (and not to Holdings, Borrower or any of its Subsidiaries generally) shall be deemed to be equal to the lesser of (x) the principal amount of such Indebtedness and (y) the fair market value of the assets of Holdings, Borrower and/or its Subsidiaries to which such Indebtedness has recourse.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in subsection (a), Other Taxes.
“Indemnitee” has the meaning assigned to such term in Section 8.03(b).
“Ineligible Institution” has the meaning assigned to such term in Section 8.04(b).
“Information” has the meaning assigned to such term in Section 8.12.
“Insurance Policies” means the insurance policies and coverages required to be maintained by the Loan Parties pursuant to Section 5.04 and all renewals and extensions thereof.
“Insurance Requirements” means, collectively, all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon each Loan Party and applicable to any Real Property Asset of any Loan Party or any use or condition thereof.
“Intellectual Property” means all intellectual property rights, including patents, patent applications, trademarks, trademark applications (excluding any intent-to-use trademark applications, solely to the extent that their inclusion in the IP Collateral would invalidate same), trade names, trade secrets, trade dress, logos, domain names, social and mobile identifiers and other source indicators and the goodwill of the business symbolized thereby, copyrights, copyright registrations, technology, software, proprietary know-how and proprietary processes used in the conduct of the business of the Loan Parties and their Subsidiaries
“Intercreditor Agreement” means the Intercreditor Agreement dated as of the date hereof among Lender, the Term Loan Agent, and the Loan Parties, as the same may be amended, restated, extended, supplemented or otherwise modified from time to time.
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.

AM 27446811.10	17

“Interest Expense” means, for any period, total interest expense (including that attributable to Capital Lease Obligations) of Holdings and its Subsidiaries for such period with respect to all outstanding Indebtedness of Holdings and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for Holdings and its Subsidiaries for such period in accordance with GAAP.
“Interest Payment Date” means (a) with respect to any CBFR Loan, (i) the first Business Day of each Fiscal Quarter and (ii) the Maturity Date and (b) with respect to any Eurodollar Loan, (i) the last day of the Interest Period applicable to the Borrowing of which such Loan is a part, and (ii) the Maturity Date.
“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Eurodollar Borrowing and ending on the numerically corresponding day in the calendar month that is one, two or three months thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“International Holdings” means IntraLinks International Holdings LLC, a Delaware limited liability company.
“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded upward to four decimal places) determined by the Lender (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.
“Investment” means (i) any direct or indirect purchase or other acquisition by Holdings or any of its Subsidiaries of, or of a beneficial interest in, any Equity Interests of any other Person (including any Subsidiary of Borrower), (ii) any direct or indirect loan, advance (other than loans and advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Holdings or any or its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that did not arise from sales to that other Person in the ordinary course of business, or (iii) any guarantee by Holdings or any of its Subsidiaries of any obligations of any other Person (including obligations of Holdings or any of its Subsidiaries). The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment (other than adjustments for the repayment of, or the refund of capital with respect to, the original principal amount of any such Investment).
“IP Collateral” means, collectively, the Intellectual Property that constitutes Collateral under the Security Agreement.

AM 27446811.10	18

“IRS” means the United States Internal Revenue Service.
“Joinder Agreement” means a Joinder Agreement in substantially the form of Exhibit C.
“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.
“LC Collateral Account” has the meaning assigned to such term in Section 2.05(h).
“LC Disbursement” means any payment made by the Lender pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time plus (b) the aggregate amount of all LC Disbursements relating to Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower at such time.
“Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender hereunder, and its successors and assigns in such capacity.
“Letters of Credit” means standby letters of credit issued pursuant to this Agreement, and the term “Letter of Credit” means any one of them or each of them singularly, as the context may require.
“LIBO Rate” means, with respect to any Eurodollar Borrowing for any applicable Interest Period, the London interbank offered rate administered by the British Bankers Association (or any other Person that takes over the administration of such rate for Dollars) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Lender from time to time in its reasonable discretion (the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, (x) if any LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement and (y) if the LIBO Screen Rate shall not be available at such time for a period equal in length to such Interest Period (an “Impacted Interest Period”), then the LIBO Rate shall be the Interpolated Rate at such time, subject to Section 2.13 in the event that the Lender shall conclude that it shall not be possible to determine such Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error); provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Notwithstanding the above, to the extent that “LIBO Rate” or “Adjusted LIBO Rate” is used in connection with a CBFR Borrowing, such rate shall be determined as modified by the definition of Adjusted One Month LIBOR Rate.
“LIBO Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate”.
“Lien” means any lien, mortgage, pledge, assignment (only for the purposes of creating a security interest), security interest, exclusive license (other than exclusive licenses granted by the Borrower to any of its Subsidiaries, and other than any exclusive licenses granted by any Subsidiary to the Borrower or any other Subsidiary), charge or encumbrance of any kind (including any conditional sale or other title retention agreement or any lease in the nature thereof) and, solely in the case of securities, any option, trust or other preferential arrangement having the practical effect of any of the foregoing.
“Loan Documents” means, collectively, this Agreement, any promissory notes issued pursuant to this Agreement, any Letter of Credit applications, the Collateral Documents, the Loan Guaranty,

AM 27446811.10	19

the Intercreditor Agreement and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Lender and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Lender in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.
“Loan Guaranty” means Article IX of this Agreement.
“Loan Parties” means, collectively, Holdings, the Borrower, International Holdings, and all other Persons who become parties to this Agreement pursuant to a Joinder Agreement and their successors and assigns, and the term “Loan Party” shall mean any one of them or all of them individually, as the context may require.
“Loans” means the loans and advances made by the Lender pursuant to this Agreement, including Protective Advances.
“Lock Box” means a postal lock box established by any Person with any banking institution, securities intermediary or other financial institution.
“Margin Stock” has the meaning assigned to that term in Regulation U of the Board as in effect from time to time.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, or financial condition, of Holdings and its Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under the Loan Documents to which it is a party, (c) the Collateral, or the Lender’s Liens on the Collateral or the priority of such Liens, or (d) the rights of or benefits available to the Lender under any of the Loan Documents.
“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of Holdings and its Subsidiaries in an aggregate principal amount exceeding $4,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Holdings or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
“Material Subsidiary” means any Subsidiary of Borrower that is not an Immaterial Subsidiary.
“Maturity Date” means the earliest to occur of (a) February 24, 2019, (b) the date which is six months prior to the final maturity date of the Term Loan Facility, and (c) the date on which the Revolving Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.
“Maximum Rate” has the meaning assigned to such term in Section 8.16.
“Minimum Fixed Charge Coverage Ratio” during the period: (a) from the Effective Date through March 31, 2015, 1.05 to 1.00 and (b) from and after April 1, 2015, 1.10 to 1.00.

AM 27446811.10	20

“Monthly Financials Reporting Period” means the period (a) commencing on the date than (i) an Event of Default occurs or (ii) Available Liquidity falls below $15,000,000 and (b) continuing until the date on which, at all times during the preceding sixty (60) days (i) no Event of Default has existed and (ii) Available Liquidity has exceeded $15,000,000; provided, however, that no Monthly Financials Reporting Period shall be in effect unless Loans or Letters or Credit (excluding any Letters of Credit that have been cash collateralized in accordance with Section 4.2 hereof) are then outstanding.
“Moody’s” means Moody’s Investors Service, Inc.
“Mortgage” means a security instrument (whether designated as a deed of trust or a mortgage or by any similar title) executed and delivered by any Loan Party in such form as may be approved by the Lender in its reasonable discretion, in each case with such changes thereto as may be necessary or appropriate in Lender’s or its local counsel’s judgment to conform such instrument to applicable local laws or customary local mortgage or deed of trust practices. “Mortgages” means all such instruments collectively.
“Mortgaged Property” and “Mortgaged Properties” have the meanings assigned to such terms in Section 5.09(a).
“Multiemployer Plan” means any Employee Benefit Plan that is a “multi-employer plan” as defined in Section 3(37) of ERISA.
“Net Income” means, for any period, the consolidated net income (or loss) of Holdings and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Holdings or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary) in which Holdings or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Holdings or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.
“Obligated Party” has the meaning assigned to such term in Section 9.02.
“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of Holdings or any of its Subsidiaries to the Lender or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, in each case arising or incurred under this Agreement or any of the other Loan Documents or any of the Letters of Credit.
“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person (other than operating leases).

AM 27446811.10	21

“Officer” of any Person means the president, chief executive officer, chief financial officer, treasurer, controller, general partner (if an individual) and managing member (if an individual) of such Person.
“Officer’s Certificate” as applied to any Person that is a corporation, partnership, trust or limited liability company, means a certificate executed on behalf of such Person by one or more Officers of such Person or one or more Officers of a general partner or a managing member if such general partner or managing member is a corporation, partnership, trust or limited liability company.
“Organizational Documents” means the documents (including bylaws, if applicable) pursuant to which a Person that is a corporation, partnership, trust or limited liability company is organized.
“Other Connection Taxes” means, with respect to the Lender, Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Taxes (other than a connection arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or any Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Participant” has the meaning assigned to such term in Section 8.04(c).
“Participant Register” has the meaning assigned to such term in Section 8.04(c).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, that is covered by Title IV of ERISA or is subject to Section 412 of the Code or Section 302 of ERISA , and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Permitted Acquisition” means any Acquisition that satisfies each of the following requirements:
(a)    the board of directors of the Person to be acquired shall not have indicated publicly its opposition to the consummation of such Acquisition (which opposition has not been publicly withdrawn);
(b)    all transactions in connection with such Acquisition shall be consummated in all material respects in accordance with all applicable Requirements of Law;
(c)    any Person or assets or division to be acquired in such Acquisition shall be in the same business or lines of business, or in a business or in lines of business substantially similar, related or incidental to such business or lines of business, in which the Borrower and/or its Subsidiaries are engaged as of the Effective Date;

AM 27446811.10	22

(d)    If the purchase price exceeds $2,500,000, to the extent reasonably requested by the Lender, Company shall have delivered to the Lender a final executed copy of the acquisition (or similar) agreement and any related material agreement entered into by Holdings or its Subsidiaries in each case promptly following the closing of such transaction;
(e)    if the purchase price exceeds $2,500,000, at least 10 Business Days (or such lesser period agreed to by the Lender) prior to the proposed date of consummation of the transaction, Company shall have delivered to the Lender (x) a certificate from a Financial Officer of the Borrower certifying that (A) such transaction complies with this definition, and (B) such transaction would not reasonably be expected to result in a Material Adverse Effect, and (y) to the extent available to Holdings or the Company, a “Quality of Earnings Report” (or similar accounting diligence report) with respect to the Person or assets or division to be acquired in such transaction;
(f)    except in the case of a Permitted Acquisition for which the purchase price does not exceed $2,500,000, subject to confidentiality arrangements, the Borrower shall have delivered to Lender any information with respect to the target reasonably requested by the Lender (but only to the extent consistent with confidentiality obligations of the Borrower and reasonably available to the Borrower);
(g)    prior to the inclusion of Accounts acquired in connection with such Acquisition in the determination of the Borrowing Base, if applicable, the Lender shall have conducted an audit and field examination of such Accounts, the results of which shall be reasonably satisfactory to the Lender; and
(h)    if, in connection with such Acquisition, any new Subsidiary of the Borrower shall be formed or acquired, the Borrower shall cause all required actions under Section 5.08 to be taken within the time periods set forth in Section 5.08.
“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.
“Permitted Encumbrances” means the following types of Liens (excluding any such Lien imposed pursuant to Section 436(f) or 430(k) of the Code or by ERISA):
(i)    Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by Section 5.03;
(ii)    statutory Liens of landlords, Liens of collecting banks under the UCC on items in the course of collection, statutory Liens of banks, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (a) for amounts not yet overdue by more than 30 days or (b) for amounts that are overdue by more than 30 days and are being contested in good faith by appropriate proceedings, so long as in the case of this clause (b), (1) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (2) in the case of a Lien with respect to any material portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any material portion of the Collateral on account of such Lien;
(iii)    (a) pledges and deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of statutory obligations, bids, leases, government contracts, trade contracts, and other

AM 27446811.10	23

similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof and (b) pledges and deposits in respect of letters of credit or bank guarantees that have been posted to support payment of the items set forth in clause (a) of this clause (iii);
(iv)    any attachment or judgment Lien not constituting an Event of Default under subsection (k) of Article VII;
(v)    non-exclusive licenses, leases or subleases granted to other Persons that do not violate any applicable terms of the Collateral Documents and do not interfere in any material respect with the ordinary conduct of the business of Holdings or any of its Subsidiaries or result in a material diminution in the value of any Collateral as security for the Obligations;
(vi)    easements, rights-of-way, restrictions, encroachments and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Holdings or any of its Subsidiaries or result in a material diminution in the value of any Collateral as security for the Obligations;
(vii)    any (a) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (b) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (b);
(viii)    Liens arising from filing UCC financing statements (and the precautionary grants of security interests) relating solely to leases not prohibited by this Agreement;
(ix)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(x)    any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property;
(xi)    Liens on the Collateral in favor of the Term Loan Agent for the benefit of the Term Lenders and other Secured Parties (as defined in the Term Loan Agreement), which Liens and the rights of the Term Loan Agent with respect to thereto at all times shall be subject to the provisions of the Intercreditor Agreement;
(xii)    Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of Holdings or any of its Subsidiaries or otherwise binding upon Holdings or any of its Subsidiaries by virtue of its interests in real property subject to such agreements;
(xiii)    bankers’ or brokers’ Liens, rights of set-off and other similar Liens existing solely with respect to Cash and Cash Equivalents or investment property on deposit in one or more accounts maintained by Holdings or any of its Subsidiaries (including any restriction on the use of such Cash and Cash Equivalents or investment property), in each case granted in the ordinary course of business in favor of the bank or banks or brokers with which such accounts are maintained, securing amounts owing to such bank or banks or brokers with respect to cash management and operating account arrangements and brokerage or commodities accounts, including those involving pooled accounts and netting arrangements;

AM 27446811.10	24

(xiv)    Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection or (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;
(xv)    with respect to each Mortgaged Property, Permitted Encumbrances other than those described in clauses (iii), (ix), (xiii) and (xiv);
(xvi)    exclusive licenses (a) granted by the Borrower to any of its Subsidiaries, and (b) granted by any Subsidiary to the Borrower or any other Subsidiary; and
(xvii)    Liens granted pursuant to the Loan Documents.
“Permitted Holders” means the TA Entities and the Rho Entities.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Premises” shall have the meaning assigned thereto in the applicable Mortgage.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Lender as its prime rate in effect at its principal offices in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Proceedings” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration.
“Protective Advance” has the meaning assigned to such term in Section 2.04.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Loan Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Real Property Asset” means, at any time of determination, any and all right, title and interest (including any fee, leasehold or other estate) then owned, leased, operated or otherwise used by any Loan Party (other than any Foreign Subsidiary) in any real property.
“Refinance Indebtedness” has the meaning assigned to such term in Section 6.01(g).
“Related Parties” means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and such Person's Affiliates.
“Release” means any spilling, emitting, leaking, pumping, pouring, injecting, escaping, disposing, discharging, dumping, migrating or leaching of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles

AM 27446811.10	25

containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.
“Report” means reports prepared by the Lender or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of the Loan Parties from information furnished by or on behalf of the Borrower, after the Lender has exercised its rights of inspection pursuant to this Agreement.
“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (b) any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority (including Environmental Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Reserves” means any and all reserves which the Lender deems necessary, in its Permitted Discretion, to maintain (including, without limitation, reserves for accrued and unpaid interest on the Secured Obligations, Banking Services Reserves, volatility reserves, reserves for dilution of Accounts, reserves for Swap Agreement Obligations, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, unindemnified or under indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Loan Party.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in Holdings or any option, warrant or other right to acquire any such Equity Interests in Holdings.
“Revolving Commitment” means the commitment of the Lender to make Revolving Loans and issue Letters of Credit hereunder. The initial amount of the Revolving Commitment is $10,000,000, subject to increase pursuant to Section 2.08.
“Revolving Exposure” means, at any time, the sum of (a) the outstanding principal amount of Revolving Loans at such time plus (b) the LC Exposure at such time.
“Revolving Loan” means a Loan made pursuant to Section 2.01(a).
“Rho Entities” means, collectively, Rho Capital Partners, its Affiliates (other than its portfolio companies) and any investment funds advised or managed by any of the foregoing.
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.
“Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.06.
“SEC” means the Securities and Exchange Commission of the U.S.
“Secured Obligations” means all Obligations, together with all (a) Banking Services Obligations and (b) Swap Agreement Obligations owing to the Lender or its Affiliates; provided, however,

AM 27446811.10	26

that the definition of “Secured Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor.
“Secured Parties” means (a) the Lender, (b) each Affiliate of the Lender that provides Banking Services, (c) each Affiliate of the Lender that is a counterparty to any Swap Agreement, (d) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, and (e) the successors and assigns of each of the foregoing.
“Securities Account” means an account of a Loan Party to which a financial asset is or may be credited in accordance with an agreement under which the Person maintaining the account undertakes to treat the Loan Party for whom the account is maintained as entitled to exercise the rights that comprise the financial asset.
“Securities Account Control Agreement” has the meaning assigned to such term in the Security Agreement.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
“Security Agreement” means that certain Pledge and Security Agreement (including any and all supplements thereto), dated as of the date hereof, among the Loan Parties and the Lender, for the benefit of the Secured Parties, and any other pledge or security agreement entered into, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document), or any other Person, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Solvent” with respect to any Person on a consolidated basis with its Subsidiaries, means that as of the date of determination both (i) (a) the then fair saleable value of the property of such Person is (1) greater than the total amount of liabilities (including contingent liabilities) of such Person and (2) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and due considering all financing alternatives and potential asset sales reasonably available to such Person; (b) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Specified Equity” means any equity security (i) having no mandatory redemption, repurchase or similar requirements (including at the option of the holders thereof) prior to 91 days after the Maturity Date (unless such equity security by its terms provides that such equity security shall not be required to be repurchased unless permitted by this Agreement or unless the Loans have been repaid in full at least 91 days prior to the date of such required repurchase), and (ii) upon which all dividends or distributions (if any) required to be paid shall, prior to 91 days after the last maturity date of the Loans, at the option of the issuer, be payable solely in additional shares of such equity security (or other equity securities meeting the conditions specified in clauses (i) and (ii)).
“Specified Existing Letters of Credit” means, collectively, the following standby letters of credit (i) standby letter of credit no. DBS20091 issued by Deutsche Bank AG New York Branch in the face

AM 27446811.10	27

principal amount of $150,000 for the benefit of Schrafft Center LLC and with an expiration date of June 3, 2014, (b) standby letter of credit no. DBS20093 issued by Deutsche Bank AG New York Branch in the face principal amount of $2,176,200 for the benefit of 200 West Adams Associates NF L.L.C. and with an expiration date of June 3, 2014, and (c) that certain standby letter of credit to be issued by Deutsche Bank AG New York Branch or one of its Affiliates on or shortly after the Effective Date in a face principal amount not to exceed $1,000,000 for the benefit of the landlord of the Borrower’s Chicago, Illinois facility and with an expiration date of not later than February 28, 2015.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) established by the Board to which the Lender is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D of the Board. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to the Lender under such Regulation D of the Board or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Obligations to the written satisfaction of the Lender.
“subsidiary” with respect to any Person, means any corporation, partnership, trust, limited liability company, association, Joint Venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the members of the Governing Body is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof.
“Subsidiary” means any direct or indirect subsidiary of Holdings or any other Loan Party, as applicable.
“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.
“Swap Agreement Obligations” means any and all obligations of Holdings and its Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with the Lender or an Affiliate of the Lender, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction.
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

AM 27446811.10	28

“Synthetic Lease Obligation” means the monetary obligation of a Person under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“TA Entities” means, collectively, TA Associates, its Affiliates (other than its portfolio companies) and any investment funds advised or managed by any of the foregoing.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the Term Loan Agreement, together with its successors and assigns in such capacity.
“Term Loan Agreement” means that certain Term Loan Credit Agreement among Holdings, the Borrower, the Term Loan Agent, the lenders party thereto from time to time, and the other agents and arrangers party thereto, dated as of the date hereof, pursuant to which the Term Lenders are making terms loans to the Borrower on the Effective Date in the aggregate original principal amount of $80,000,000, as the same may be amended, restated, replaced, refinanced, extended, supplemented or otherwise modified from time to time in accordance with the Section 6.11 of this Agreement and the Intercreditor Agreement.
“Term Loan Documents” means the Term Loan Agreement and all security agreements, collateral documents, guaranties and other documents that are designated as “Loan Documents” as such term is defined in the Term Loan Agreement.
“Title Company” means one or more title insurance companies reasonably satisfactory to the Lender.
“Title Policy” has the meaning assigned to that term in Section 5.09(a)(iii).
“Total Assets” means the total amount of all assets of Holdings and its Subsidiaries, as determined on a consolidated basis in accordance with GAAP as determined from the most recent balance sheet of Holdings.
“Transaction Costs” means the fees, costs and expenses payable by the Loan Parties on or prior to the Effective Date (or within 60 days following the Effective Date) in connection with the transactions contemplated by the Loan Documents and the Term Loan Documents.
“Transactions” means (a) the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, and (b) the execution, delivery and performance by the Loan Parties of the Term Loan Agreement and the other Term Loan Documents, the borrowing of Term Loans thereunder and the use of proceeds thereof.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the CB Floating Rate.

AM 27446811.10	29

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.
“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.
“Unrestricted Cash” means unrestricted Cash and Cash Equivalents of the Loan Parties that have been pledged to the Lender, that are held in Deposit Accounts and Securities Accounts subject to Control Agreements in favor of the Lender, and with respect to which the Lender has a first priority perfected Lien.
“U.S.” means the United States of America.
“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.
“Weekly Reporting Period” means the period (a) commencing on the date than (i) an Event of Default occurs or (ii) Available Liquidity falls below $2,000,000 and (b) continuing until the date on which, at all times during the preceding sixty (60) days (i) no Event of Default has existed and (ii) Available Liquidity has exceeded $2,000,000; provided, however, that no Weekly Reporting Period shall be in effect unless Loans or Letters or Credit (excluding any Letters of Credit that have been cash collateralized in accordance with Section 4.2 hereof) are then outstanding.
“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law, including requirements of foreign ownership) is owned by such Person or another Wholly Owned Subsidiary of such Person.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
SECTION 1.02.     Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Revolving Loan” or a “Protective Advance”) or by Type (e.g., a “Eurodollar Borrowing” or a “CBFR Borrowing”).
SECTION 1.03.     Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any

AM 27446811.10	30

definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 1.04.     Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if after the date hereof there occurs any change in GAAP or in the application thereof on the operation of any provision hereof and the Borrower notifies the Lender that the Borrower requests an amendment to any provision hereof to eliminate the effect of such change in GAAP or in the application thereof (or if the Lender notifies the Borrower that the Lender request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. If any change in GAAP results in a change in the calculation of the financial covenants or interpretation of related provisions of this Agreement or any other Loan Document, then the Borrower and the Lender agree to amend such provisions of this Agreement or any other Loan Document so as to equitably reflect such changes in GAAP with the desired result that the criteria for evaluating the Loan Parties’ financial condition shall be the same after such change in GAAP as if such change had not been made. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. Notwithstanding the foregoing, Capital Leases that are characterized as operating leases in accordance with GAAP as of the Effective Date shall be treated as operating leases notwithstanding any changes in GAAP that might treat such obligations as Indebtedness.
ARTICLE II

The Credits
SECTION 2.01.     Revolving Commitment. Subject to the terms and conditions set forth herein, the Lender agrees to make Revolving Loans in dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) the Revolving Exposure exceeding (b) the

AM 27446811.10	31

lesser of (i) the Revolving Commitment and (ii) the Borrowing Base, subject to the Lender’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.04. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.
SECTION 2.02.     Loans and Borrowings.
(a)    Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type. Any Protective Advance shall be made in accordance with the procedures set forth in Section 2.04.
(b)    Subject to Section 2.13, each Borrowing shall be comprised entirely of CBFR Loans or Eurodollar Loans as the Borrower may request in accordance herewith, provided that all Borrowings made on the Effective Date must be made as CBFR Borrowings. The Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of the Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.13, 2.14, 2.15 and 2.16 shall apply to such Affiliate to the same extent as to the Lender); provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)    At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $100,000. CBFR Borrowings may be in any amount. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of six (6) Eurodollar Borrowings outstanding.
(d)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
SECTION 2.03.     Borrowing Procedures; Requests for Borrowings.
(a)    Controlled Disbursement Account; DDA Access Product. If at any time Borrower, in its sole discretion, shall elect to maintain a Controlled Disbursement Account with Lender, not later than 1:00 p.m., Chicago time, on each Business Day, the Lender shall, subject to the conditions of this Agreement (but without any further written notice required), make available to the Borrower, by a credit to the Funding Account, the proceeds of a CBFR Borrowing to the extent necessary to pay items to be drawn on such Controlled Disbursement Account that day. If the Borrower has entered into a DDA Access Product Agreement with Lender, the Borrower hereby authorizes the Lender to, and the Lender shall, subject to the terms and conditions set forth herein (but without any further written notice required), to the extent that from time to time on any Business Day funds are required under the DDA Access Product to reach the Target Balance (as such term is defined in such DDA Access Product Agreement) (a “Deficiency Funding Date”), make available to the Borrower the proceeds of a CBFR Borrowing in the amount of such deficiency, by means of a credit to the Funding Account on or before the start of business on the next succeeding Business Day, and such CBFR Borrowing shall be deemed made on such Deficiency Funding Date. All other Loans shall be made upon notice given in accordance with Section 2.03(b).
(b)    Notices by the Borrower to the Lender of requests for Loans other than pursuant to Section 2.03(a). To request a Borrowing, the Borrower shall notify the Lender of such request by telephone (i) in the case of a Eurodollar Borrowing, not later than 10:00 a.m., Chicago time, three (3) Business Days before the date of the proposed Borrowing or (ii) in the case of a CBFR Borrowing, not later than noon,

AM 27446811.10	32

Chicago time, on the date of the proposed Borrowing; provided that any such notice of a CBFR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(d) shall be given not later than 9:00 a.m., Chicago time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Lender of a written Borrowing Request in a form approved by the Lender and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)    the aggregate amount of the requested Borrowing;
(ii)    the date of such Borrowing, which shall be a Business Day;
(iii)    whether such Borrowing is to be a CBFR Borrowing or a Eurodollar Borrowing; and
(iv)    in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a CBFR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
SECTION 2.04.     Protective Advances. The Lender is authorized by the Borrower, from time to time in the Lender’s sole discretion (but shall have absolutely no obligation to), to make Loans to the Borrower, which the Lender, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrower pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 8.03) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”). Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the Lender in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances shall be CBFR Borrowings.
SECTION 2.05.     Letters of Credit.
(a)    General. Subject to the terms and conditions set forth herein, the Borrower may request, and the Lender shall provide, the issuance of Letters of Credit denominated in dollars as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to the Lender at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the support of any Subsidiary’s obligations as provided in the first sentence of this paragraph, the Borrower will be fully responsible for the reimbursement of LC Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 2.11(b) to the same extent as if it were the sole account party in respect of such Letter of Credit (the Borrower hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such Subsidiary that is an account party in respect of any such Letter of Credit).

AM 27446811.10	33

(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall deliver by hand or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Lender) to the Lender (reasonably in advance of, but in any event no less than three (3) Business Days prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Lender, the Borrower also shall submit a letter of credit application on the Lender’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, the Revolving Exposure shall not exceed the lesser of (i) the Revolving Commitment and (ii) the Borrowing Base.
(c)    Expiration Date. Unless, with respect to each Letter of Credit, the Borrower furnishes to the Lender a cash deposit in an amount equal to 105% of the LC Exposure as of such date, each Letter of Credit shall expire (or be subject to termination or non-renewal by notice from the Lender to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, including, without limitation, any automatic renewal provision, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.
(d)    Reimbursement. If the Lender shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Lender an amount equal to such LC Disbursement (i) not later than 11:00 a.m., Chicago time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 9:00 a.m., Chicago time, on such date, or, (ii) if such notice has not been received by the Borrower prior to 9:00 a.m., Chicago Time, on the date that any LC Disbursement is made, then not later than 11:00 a.m., Chicago time, the Business Day immediately following the date that the Borrower receives notice of such LC Disbursement; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with a CBFR Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting CBFR Revolving Borrowing.
(e)    Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (d) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) any payment by the Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Lender nor any of its Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to

AM 27446811.10	34

make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Lender; provided that the foregoing shall not be construed to excuse the Lender from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower or its Subsidiaries that are caused by the Lender’s failure to exercise reasonable care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Lender (as finally determined by a court of competent jurisdiction), the Lender shall be deemed to have exercised reasonable care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(f)    Disbursement Procedures. The Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Lender shall promptly notify the Borrower by telephone (confirmed by facsimile) of such demand for payment and whether the Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Lender with respect to any such LC Disbursement.
(g)    Interim Interest. If the Lender shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to CBFR Revolving Loans and such interest shall be payable on the date when such reimbursement is due; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Lender.
(h)    Cash Collateralization. If any Event of Default shall occur and be continuing, one Business Day following the Business Day that the Borrower receives notice from the Lender demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Lender, in the name and for the benefit of the Lender (the “LC Collateral Account”), an amount in cash equal to 105% of the amount of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Lender as collateral for the payment and performance of the Secured Obligations. The Lender shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and the Borrower hereby grants the Lender a security interest in the LC Collateral Account. Unless the Borrower and the Lender otherwise agree in writing, funds on deposit in the LC Collateral Account shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the LC Collateral Account. Moneys in the LC Collateral Account shall be applied by the Lender for LC Disbursements for

AM 27446811.10	35

which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other Secured Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Defaults have been cured or waived as confirmed in writing by the Lender.
(i)    LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.
SECTION 2.06.     Funding of Borrowings. The Lender shall make each Loan to be made by it hereunder on the proposed date thereof available to the Borrower by promptly crediting the amounts in immediately available funds, to the Funding Account; provided that the proceeds of CBFR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) and the proceeds of Protective Advances funded pursuant to Section 2.04 shall be retained by the Lender.
SECTION 2.07.     Interest Elections.
(a)    Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Protective Advances, which may not be converted or continued.
(b)    To make an election pursuant to this Section, the Borrower shall notify the Lender of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Lender of a written Interest Election Request in a form approved by the Lender and signed by the Borrower.
(c)    Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be a CBFR Borrowing or a Eurodollar Borrowing; and

AM 27446811.10	36

(iv)    if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)    If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a CBFR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Lender so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to a CBFR Borrowing at the end of the Interest Period applicable thereto.
SECTION 2.08.     Termination of Revolving Commitment; Increase in Revolving Commitment.
(a)    Unless previously terminated, the Revolving Commitment shall terminate on the Maturity Date.
(b)    The Borrower may at any time terminate the Revolving Commitment upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon and on any LC Exposure, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Lender of a cash deposit in an amount equal to 105% of the LC Exposure as of such date), (iii) the payment in full of the accrued and unpaid fees, and (iv) the payment in full of all reimbursable expenses and other Obligations (or, in the case of Obligations that are contingent in nature, the furnishing to the Lender of such security for or guaranty of the payment of such contingent Obligation, as may be reasonably requested by the Lender) together with accrued and unpaid interest thereon.
(c)    The Borrower shall notify the Lender of any election to terminate the Revolving Commitment under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination, specifying such election and the effective date thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the effectiveness of a sale of the Loan Parties or of a material asset of the Loan Parties, in which case such notice may be revoked by the Borrower (by notice to the Lender on or prior to the specified effective date) if such condition is not satisfied. Any termination of the Revolving Commitment shall be permanent.
(d)    The Borrower may at any time and from time to time request that the Lender increase the Revolving Commitment (a “Revolving Commitment Increase Request”), provided that (i) any such Revolving Commitment Increase Request shall be in a minimum amount of $1,000,000, (ii) the Borrower may make a maximum of three (3) such Revolving Commitment Increase Requests during the term of this Agreement, (iii) the total amount of the Revolving Commitment after giving effect to such proposed increase and all other prior increases shall not exceed $20,000,000, and (iv) no Default or Event of Default shall have occurred and be continuing at the time any such Revolving Commitment Increase Request is made. Within 45 days of the receipt of a Revolving Commitment Increase Request, the Lender shall notify the Borrower whether the Lender is willing to increase the Revolving Commitment. The Lender shall have no obligation to increase the Revolving Commitment in connection with any such Revolving Commitment Increase

AM 27446811.10	37

Request. If, following receipt of a Revolving Commitment Increase Request, the Lender shall elect to increase the Revolving Commitment, the Borrower and the Lender shall enter into an amendment hereto in form and substance reasonably satisfactory to the Lender and the Borrower to effectuate such Revolving Commitment Increase Request. The Loan Parties acknowledge that any such increase in the Revolving Commitment may be comprised of or otherwise include a foreign receivables sub-facility under this Agreement.
SECTION 2.09.     Repayment and Amortization of Loans; Evidence of Debt.
(a)    The Borrower hereby unconditionally promises to pay to the Lender (i) the then unpaid principal amount of each Revolving Loan on the Maturity Date, and (ii) the then unpaid amount of each Protective Advance on the earlier of the Maturity Date and demand by the Lender.
(b)    At all times during a Cash Dominion Period, on each Business Day, the Lender shall apply all funds credited to the Collection Account on such Business Day or the immediately preceding Business Day (at the discretion of the Lender, whether or not immediately available) first to prepay any Protective Advances that may be outstanding until paid in full, and second to prepay the Revolving Loans until paid in full and to cash collateralize outstanding LC Exposure in an amount equal to 105% of the LC Exposure as of such date, and third at the direction of the Borrower.
(c)    The Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to the Lender resulting from each Loan made by the Lender, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder.
(d)    The Lender shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to the Lender hereunder and (iii) the amount of any sum received by the Lender hereunder.
(e)    The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence absent manifest error of the existence and amounts of the obligations recorded therein; provided that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
(f)    The Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to the Lender a promissory note payable to the Lender or its registered assigns and in a form reasonably satisfactory to the Borrower and the Lender. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 8.04) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.
SECTION 2.10.     Prepayment of Loans.
(a)    The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (c) of this Section and, if applicable, payment of any break funding expenses under Section 2.15.

AM 27446811.10	38

(b)    In the event and on such occasion that the Revolving Exposure exceeds the lesser of (i) the Revolving Commitment and (ii) the Borrowing Base, the Borrower shall prepay the Revolving Loans and LC Exposure (or cash collateralize LC Exposure in an account with the Lender pursuant to Section 2.05(h), as applicable) in an aggregate amount equal to such excess.
(c)    The Borrower shall notify the Lender by telephone (confirmed by facsimile) of any prepayment hereunder not later than 10:00 a.m., Chicago time, (i) in the case of prepayment of a Eurodollar Borrowing three (3) Business Days before the date of prepayment, or (ii) in the case of prepayment of a CBFR Borrowing on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitment as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Prepayments shall be accompanied by (x) accrued interest to the extent required by Section 2.12 and (y) break funding payments pursuant to Section 2.15.
SECTION 2.11.     Fees.
(a)    The Borrower agrees to pay to the Lender a commitment fee, which shall accrue at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of the Lender during the period from and including the Effective Date to but excluding the date on which the Lender’s Revolving Commitment terminates. Accrued commitment fees shall be payable in arrears on the first Business Day of each Fiscal Quarter and on the date on which the Revolving Commitment terminates, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)    The Borrower agrees to pay (i) to the Lender a letter of credit fee with respect to outstanding Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of the Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which the Lender’s Revolving Commitment terminates and the date on which the Revolving Lender ceases to have any LC Exposure, and (ii) the Lender’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Letter of credit fees accrued through and including the last day of each Fiscal Quarter shall be payable on the first Business Day of each Fiscal Quarter following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitment terminates and any such fees accruing after the date on which the Revolving Commitment terminates shall be payable on demand. Any other fees payable to the Lender pursuant to this paragraph shall be payable within ten (10) days after demand. All letter of credit fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(c)    The Borrower agrees to pay to the Lender such other fees as are described in that certain fee letter agreement between the Lender and the Borrower dated as of the date hereof (the “Fee Letter”).

AM 27446811.10	39

(d)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Lender. Fees paid shall not be refundable under any circumstances.
SECTION 2.12.     Interest.
(a)    The Loans comprising each CBFR Borrowing shall bear interest at the CB Floating Rate plus the Applicable Rate.
(b)    The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c)    Each Protective Advance shall bear interest at the CB Floating Rate plus the Applicable Rate for Revolving Loans plus 2%.
(d)    Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, the Lender may, at its option, by notice to the Borrower, declare that (i) all Loans (excluding Protective Advances) shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% plus the rate applicable to such fee or other obligation as provided hereunder.
(e)    Accrued interest on each Loan (for CBFR Loans, accrued through the last day of the prior Fiscal Quarter) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Revolving Commitment; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of CBFR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(f)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the CB Floating Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and, in each case, shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable CB Floating Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Lender, and such determination shall be conclusive absent manifest error.
SECTION 2.13.     Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
(a)    the Lender determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining (including, without limitation, by means of an Interpolated Rate) the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or
(b)    the Lender determines the Adjusted LIBO Rate or the LIBO Rate, as applicable, for the applicable Interest Period will not adequately and fairly reflect the cost to the Lender of making or maintaining its Loans included in such Borrowing for such Interest Period;
then the Lender shall give notice thereof to the Borrower by electronic communication as provided in Section 9.01 as promptly as practicable thereafter and, until the Lender notifies the Borrower that the circumstances

AM 27446811.10	40

giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and any such Eurodollar Borrowing shall be repaid on the last day of the then current Interest Period applicable thereto, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as a CBFR Borrowing.
SECTION 2.14.     Increased Costs.
(a)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, the Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);
(ii)    impose on the Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or
(iii)    subject the Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to the Lender of making, continuing, converting into or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to the Lender of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional reasonable and documented costs incurred or reduction suffered.
(b)    If the Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Commitment, or the Loans made or Letters of Credit issued by the Lender, to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to the Lender such additional reasonable and documented amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.
(c)    A certificate of the Lender calculating in reasonable detail the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or

AM 27446811.10	41

reductions incurred more than 270 days prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and delivers the certificate called for by clause (c) above; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.15.     Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.10), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto or (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether the Borrower revokes or attempts to revoke any such notice), then, in any such event, the Borrower shall compensate the Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to the Lender shall be deemed to include an amount determined by the Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Eurodollar Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Eurodollar Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which the Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of the Lender calculating in reasonable detail any amount or amounts that the Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
SECTION 2.16.     Taxes.
(a)    Withholding of Taxes; Gross-Up; Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.16) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Lender timely reimburse it for, Other Taxes.
(c)    Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.16, such Loan Party shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

AM 27446811.10	42

(d)    Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify the Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.
(e)    Treatment of Certain Refunds. If the Lender determines, in its sole discretion, exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of the Lender, shall repay to the Lender the amount paid over pursuant to this Section 2.16(e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that the Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.16(e), in no event will the Lender be required to pay any amount to an indemnifying party pursuant to this Section 2.16 the payment of which would place the Lender in a less favorable net after-Tax position than the Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.16(e) shall not be construed to require the Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(f)    Tax Forms. The Lender or any successor, assign, or participant that is entitled to an exemption from or reduction of withholding tax (including, without limitation, any withholding tax imposed under any of Sections 1441 – 1446 of the Code, Sections 1471 – 1474 of the Code, and/or Sections 3401 – 3406 of the Code) under the law of the United States, or an applicable treaty to which such jurisdiction is a party, with respect to payments under the Loan Documents shall deliver to Borrower, at the time or times prescribed by applicable law and at any times reasonably requested by Borrower, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.
(g)    Survival. Each party's obligations under this Section 2.16 shall survive the termination of the Revolving Commitment and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(h)    Defined Terms. For purposes of this Section 2.16, the term “applicable law” includes FATCA.
SECTION 2.17.     Payments Generally; Allocation of Proceeds.
(a)    The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 2:00 p.m., Chicago time, on the date when due, in immediately available funds, without set‑off or counterclaim. Any amounts received after such time on any date may,

AM 27446811.10	43

in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Lender at its offices at 10 South Dearborn Street, 22nd Floor, Chicago, Illinois. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.
(b)    Subject to the terms of the Intercreditor Agreement, any proceeds of Collateral received by the Lender (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.10) or (C) amounts to be applied from the Collection Account when a Cash Dominion Period is in effect (which shall be applied in accordance with Section 2.09(b)) or (ii) after an Event of Default has occurred and is continuing and the Lender so elects, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Lender from the Borrower (other than in connection with Banking Services Obligations or Swap Agreement Obligations), second, to pay interest due in respect of Protective Advances, third, to pay the principal of Protective Advances, fourth, to pay interest then due and payable on the Loans (other than Protective Advances), fifth, to prepay principal on the Loans (other than Protective Advances) and unreimbursed LC Disbursements, sixth, to pay an amount to the Lender equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit, to be held as cash collateral for such Obligations, seventh, to payment of any amounts then due with respect to Banking Services Obligations and Swap Agreement Obligations, and eighth, to the payment of any other Secured Obligation due to the Lender by the Borrower. Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless a Default is in existence, the Lender shall not apply any payment which it receives to any Eurodollar Loan of a Class, except (a) on the expiration date of the Interest Period applicable thereto or (b) in the event, and only to the extent, that there are no outstanding CBFR Loans of the same Class and, in any such event, the Borrower shall pay the break funding payment required in accordance with Section 2.15. The Lender shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.
(c)    At the election of the Lender, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees, costs and expenses pursuant to Section 8.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of the Borrower maintained with the Lender. The Borrower hereby irrevocably authorizes (i) the Lender to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 8.03) and that all such Borrowings shall be deemed to have been requested pursuant to Section 2.03 or 2.04, as applicable and (ii) the Lender to charge any deposit account of the Borrower maintained with the Lender for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents. Notwithstanding anything to the contrary set forth herein, unless an Event of Default shall have occurred and be continuing, the Lender shall not cause a Borrowing to be made nor shall the Lender charge any deposit account of the Borrower maintained with the Lender for any payment of costs or expenses payable hereunder or under any other Loan Document unless the Lender shall have provided the Borrower with a copy of the applicable invoice with

AM 27446811.10	44

respect to such costs or expenses at least five (5) Business Days prior to the date the Lender causes such Borrowing to be made or charges such deposit account for such costs or expenses; provided that nothing herein shall be deemed to require the Lender to provide any such advance notice with respect to any payment of principal, interest or fees due hereunder.
(d)    The Lender may from time to time provide the Borrower with billing statements or invoices with respect to any of the Secured Obligations (the “Billing Statements”). The Lender is under no duty or obligation to provide Billing Statements, which, if provided, will be solely for the Borrower’s convenience. The Billing Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees or other Secured Obligations. If the Borrower pays the full amount indicated on a Billing Statement on or before the due date indicated on such Billing Statement, the Borrower shall not be in default; provided, that acceptance by the Lender of any payment that is less than the payment due at that time shall not constitute a waiver of the Lender’s right to receive payment in full at another time.
SECTION 2.18.     Indemnity for Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations (including a payment effected through exercise of a right of setoff), the Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by the Lender in its discretion), then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Lender. The provisions of this Section 2.18 shall be and remain effective notwithstanding any contrary action which may have been taken by the Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.18 shall survive the termination of this Agreement.
ARTICLE III

Representations and Warranties
Each Loan Party represents and warrants to the Lender that:
SECTION 3.01.     Organization Powers, Corporate Structure, Qualification, Good Standing, Business and Subsidiaries.
(a)    Organization, Powers and Corporate Structure. (i) Each Loan Party is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Loan Parties have all requisite power and authority to own and operate their respective properties and to carry on their business as now conducted and as proposed to be conducted, except to the extent the failure to do so would not reasonably be expected to result in a Material Adverse Effect. The Loan Parties have all requisite corporate power and authority to enter into the Loan Documents to which they are a party and to carry out the transactions contemplated thereby. (ii) As of the Effective Date, the corporate organizational structure of the Loan Parties and their Subsidiaries is set forth on Schedule 3.01.
(b)    Qualification and Good Standing. The Loan Parties are qualified to do business and in good standing in every jurisdiction wherever necessary to carry out their business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and would not reasonably be expected to result in a Material Adverse Effect.

AM 27446811.10	45

(c)    Conduct of Business. The Loan Parties and their Subsidiaries are engaged only in the businesses permitted to be engaged in pursuant to Section 6.03.
(d)    Subsidiaries. All of the Subsidiaries of Borrower and their jurisdictions of organization are identified in Schedule 3.01 annexed hereto, as said Schedule 3.01 may be supplemented from time to time pursuant to the provisions of Section 5.01(m). The Equity Interests of each of the Subsidiaries of Borrower identified in Schedule 3.01 annexed hereto (as so supplemented) is duly authorized, validly issued and does not constitute Margin Stock. No material assessment with respect to any Equity Interests owned by any Loan Party is outstanding that has not been disclosed to the Lender. Each of the Subsidiaries of Borrower identified in Schedule 3.01 annexed hereto (as so supplemented) is a corporation, partnership, trust or limited liability company duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization set forth therein, has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such power and authority has not had and would not reasonably be expected to result in a Material Adverse Effect. Schedule 3.01 annexed hereto (as so supplemented) correctly sets forth the ownership interest of Borrower and each of its Subsidiaries in each of the Subsidiaries of Borrower identified therein.
SECTION 3.02.     Authorization of Borrowing, Etc.
(a)    Authorization of Borrowing. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary corporate, partnership or limited liability action on the part of each Loan Party that is a party thereto.
(b)    No Conflict. The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Holdings or any of its Subsidiaries, any material Contractual Obligations or the Organizational Documents of Holdings or any of its Subsidiaries or any order, judgment or decree of any court or other Governmental Authority binding on Holdings or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material Contractual Obligation of Holdings or any of its Subsidiaries, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries, or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Holdings or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Effective Date and except, in the case of clauses (i) through (iv), to the extent such violation, conflict, Lien or failure to obtain such approval or consent would not reasonably be expected to result in a Material Adverse Effect.
(c)    Governmental Consents. The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not require any Governmental Authorization, except as have been obtained or where the failure to obtain would not reasonably be expected to result in a Material Adverse Effect.
(d)    Binding Obligation. Each of the Loan Documents has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Person, enforceable against such Person in accordance with its respective terms, except as may be limited

AM 27446811.10	46

by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
SECTION 3.03.     Financial Condition. Borrower has heretofore delivered to the Lender, at Lender’s request, (i) the audited consolidated balance sheet of Holdings and its Subsidiaries for the Fiscal Year ended 2012 and the related audited consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Year and (ii) the unaudited consolidated balance sheet of Holdings and its Subsidiaries for the Fiscal Quarters ended March 31, June 30, 2013 and September 30, 2013, and the related unaudited consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for each such Fiscal Quarter. All such statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. Except as described on Schedule 3.03, as of the Effective Date, Holdings and its Subsidiaries have no material liabilities or monetary obligations which are not described on the latest of such historical financial statements.
SECTION 3.04.     No Material Adverse Change. Since December 31, 2012, no event or change has occurred that has resulted in or would reasonably be expected to result in either in any case or in the aggregate, a Material Adverse Effect.
SECTION 3.05.     Title to Properties; Liens; Real Property; Intellectual Property.
(a)    Title to Properties; Liens. Holdings and its Subsidiaries (i) have good, sufficient and legal title to (in the case of fee interests in real property), (ii) have valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) own or have rights in (in the case of all other personal property), all of their respective material properties and assets, except for Permitted Encumbrances or other defects therein which do not have a Material Adverse Effect. Except as permitted by this Agreement, all such properties and assets useful in business are free and clear of Liens other than Permitted Encumbrances.
(b)    Real Property. As of the Effective Date, Schedule 3.05B annexed hereto contains a true, accurate and complete list of (i) all fee interests in any Real Property Assets and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Property Asset, regardless of whether a Loan Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Except as specified in Schedule 3.05B annexed hereto as of the Effective Date, each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and neither Holdings nor Borrower has knowledge of any monetary or material non-monetary default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.
(c)    Intellectual Property. As of the Effective Date, Holdings and its Subsidiaries own or have the right to use all Intellectual Property used in the conduct of their businesses as currently conducted, except where the failure to own or have such right to use in the aggregate would not reasonably be expected to result in a Material Adverse Effect. No claim has been asserted in writing and is pending by any Person against Holdings or any of its Subsidiaries challenging or questioning the use of any such Intellectual Property

AM 27446811.10	47

or the validity of any such Intellectual Property, except for such claims that in the aggregate would not reasonably be expected to result in a Material Adverse Effect. To the knowledge of Holdings or Borrower, the use of such Intellectual Property by Holdings and its Subsidiaries and the conduct of their businesses as currently conducted do not infringe on the rights of any Person, except for such infringements that, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.06.     Litigation; Adverse Facts. There are no Proceedings (whether or not purportedly on behalf of Holdings or any of its Subsidiaries) at law or in equity, or before or by any court or other Governmental Authority (including any Environmental Claims) that are pending or, to the knowledge of Holdings or Borrower, threatened against or affecting Holdings or any of its Subsidiaries or, to the knowledge of Holdings or Borrower, any property of Holdings or any of its Subsidiaries and that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries (i) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or other Governmental Authority that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.
SECTION 3.07.     Payment of Taxes.
(e)    As of the Effective Date (i) all Tax returns of Holdings and its Subsidiaries required to be filed by any of them have been timely filed, and all Taxes shown on such Tax returns to be due and payable and all other Taxes that are due and payable by Holdings and its Subsidiaries have been timely paid, and Holdings and its Subsidiaries have made adequate provisions in accordance with GAAP for taxes not yet due and payable, except for those failures to do any of the foregoing which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (ii) there are no proposed Tax assessments against Holdings or any of its Subsidiaries that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (iii) Holdings and its Subsidiaries have complied with all their withholding Tax obligations, except for those failures to do so which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and (iv) no Tax Lien has been filed.
(f)    Neither Holdings nor any of its Subsidiaries has ever been a party to any understanding or arrangement constituting a “tax shelter” within the meaning of Section 6662(d)(2)(C)(iii) of the Code or has ever “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
SECTION 3.08.     Governmental Regulation; Anti-Money Laundering and Economic Sanction Laws.
i.Neither Holdings nor any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940 or under any other federal or state statute or regulation which may render all or any portion of the Obligations unenforceable.
ii.No Loan Party, none of its Subsidiaries and, to the knowledge of senior management of each Loan Party, none of the respective officers, directors or agents of such Loan Party or such Subsidiary (i) is in violation of any applicable Anti-Money Laundering Laws or (ii) engages in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated in any applicable law, regulation or other binding measure implementing

AM 27446811.10	48

the “Forty Recommendations” and “Nine Special Recommendations” published by the Organization for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering.
iii.No Loan Party, none of its Subsidiaries and, to the knowledge of senior management of each Loan Party, none of the respective officers, employees, directors or agents of such Loan Party or such Subsidiary that is acting or benefiting in any capacity in connection with the Loans, is an Embargoed Person.
iv.Except as otherwise authorized by OFAC, no Loan Party, none of its Subsidiaries and, to the knowledge of senior management of each Loan Party, none of the respective officers, directors, brokers or agents of such Loan Party or such Subsidiary acting or benefiting in any capacity in connection with the Loans, (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any applicable Economic Sanctions Laws or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the applicable prohibitions set forth in any Economic Sanctions Laws.
v.Holdings and the Borrower have implemented and maintain in effect policies and procedures designed to ensure compliance by the Holdings and its Subsidiaries and their respective officers, directors, employees and agents with Anti-Money Laundering Laws and applicable Economic Sanctions Laws. No use of proceeds or other transaction contemplated by this will violate Anti-Money Laundering Laws or applicable Economic Sanctions Laws.
SECTION 3.09.     Securities Activities. Neither Holdings nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.
SECTION 3.10.     Employee Benefit Plans.
(e)    Holdings, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan, except in each case for failures which would not reasonably be expected to result in a Material Adverse Effect. Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a determination letter from the IRS that the plan is so qualified, and to Holdings’ and Borrower’s knowledge the plan has not been operated in any way that would result in the plan no longer being so qualified, except in each case where failures would not reasonably be expected to result in a Material Adverse Effect.
(f)    No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.
(g)    The accumulated postretirement benefit obligation of health and welfare benefits for retired and former employees of Holdings, its Subsidiaries and any of their ERISA Affiliates, as defined by Statement of Financial Accounting Standards 106, would not reasonably be expected to result in a Material Adverse Effect.

AM 27446811.10	49

(h)    As of the most recent valuation date for any Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), would not reasonably be expected to result in a Material Adverse Effect.
(i)    As of the Effective Date neither Holdings, its Subsidiaries nor any of their ERISA Affiliates contribute to, or within the past six years has been obligated to contribute to, any Multiemployer Plan. Neither Holdings, its Subsidiaries nor any of their ERISA Affiliates has any potential liability for withdrawal from a Multiemployer Plan within the meaning of Section 4203 of ERISA that would reasonably be expected to result in a Material Adverse Effect.
(j)    Except as would not reasonably be expected to result in a Material Adverse Effect, as of the date hereof, Holdings and its Subsidiaries have made full payment when due of all required contributions to any Foreign Plan.
SECTION 3.11.     Certain Fees. No broker’s or finder’s fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby.
SECTION 3.12.     Environmental Compliance. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect:
(iv)    Neither Holdings nor any of its Subsidiaries nor any of their respective Facilities or operations is subject to any outstanding written order, consent decree or settlement agreement with any Person relating to (a) any Environmental Law, (b) any Environmental Claim, or (c) any Hazardous Materials Activity;
(v)    Neither Holdings nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law;
(vi)    There are and, to Holdings’ or Borrower’s knowledge, have been no conditions, occurrences, or Hazardous Materials Activities that would reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries;
(vii)    Neither Holdings nor any of its Subsidiaries nor, to Holdings’ or Borrower’s knowledge, any predecessor of Holdings or any of its Subsidiaries has filed any notice under any Environmental Law indicating material Hazardous Materials treatment activity at any Facility; and Hazardous Materials are not present at, under or affecting any Facility or at any other location that would reasonably be expected to materially adversely affect the operations of, Holdings or any of its Subsidiaries;
(viii)    Holdings and each of its Subsidiaries are and have been in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all permits, registrations and exemptions required under Environmental Laws for their business and operations; and
(ix)    Neither Holdings nor any of its Subsidiaries has assumed or retained any material liabilities or obligations under Environmental Law or relating to Hazardous Materials.

AM 27446811.10	50

SECTION 3.13.     Employee Matters. There is no strike or work stoppage in existence or, to the knowledge of Holdings or Borrower, threatened involving Holdings or any of its Subsidiaries that would reasonably be expected to result in a Material Adverse Effect.
SECTION 3.14.     Solvency. Holdings and its Subsidiaries on a consolidated basis are and, upon the incurrence of any Obligations by any Loan Party on any date on which this representation is made, will be, Solvent
SECTION 3.15.     Matters Relating to Collateral.
(a)    Governmental Authorizations. No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority is required for either (i) the pledge or grant by any Loan Party of the Liens purported to be created in favor of the Lender for the benefit of the Secured Parties pursuant to any of the Collateral Documents or (ii) the exercise by the Lender of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except for filings or recordings contemplated by the Collateral Documents, as may be required, in connection with the disposition of any Collateral, by laws generally affecting the offering and sale of securities and foreclosure of mortgages of real property and the realization of rights to and remedies under security interests.
(b)    Margin Regulations. The pledge of the Collateral pursuant to the Collateral Documents does not violate Regulation T, U or X of the Board.
(c)    Mortgages. Each Mortgage, if any, is effective to create, in favor of the Lender, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable First Priority Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof and such Mortgage constitutes a fully perfected First Priority Lien on, and First Priority security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and the proceeds thereof.
SECTION 3.16.     Disclosure. No representation or warranty made by Holdings or any of its Subsidiaries in any Loan Document or in any other document, certificate or written statement furnished to Lender by Holdings or any of its Subsidiaries, or on behalf of Holdings or any of its Subsidiaries by any of their agents for use in connection with the transactions contemplated by this Agreement, when taken as a whole, and excluding any projected financial information or general industry data, contains any untrue statement of a material fact or omits to state a material fact (known to Holdings or any of its Subsidiaries, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Borrower to be reasonable at the time made, it being recognized by Lender that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ materially from the projected results.
SECTION 3.17.     Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all of the Collateral in favor of the Lender, for the benefit of the Secured Parties, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favor of the Lender pursuant to any applicable law or agreement (including the Intercreditor Agreement), (b) Liens perfected only by possession

AM 27446811.10	51

(including possession of any certificate of title) to the extent the Lender has not obtained or does not maintain possession of such Collateral, and (c) Liens on Cash and the Deposit Accounts in which such Cash is held securing the Specified Existing Letters of Credit to the extent permitted under Section 6.02(j).
SECTION 3.18.     Insurance. Schedule 3.18 sets forth a true, complete and correct description of all insurance maintained by Holdings and its Subsidiaries as of the Effective Date. All insurance maintained by Holdings and its Subsidiaries is in full force and effect, all premiums have been duly paid, neither Holdings nor any of its Subsidiaries has received notice of violation or cancellation thereof, the Premises, and the use, occupancy and operation thereof, comply in all material respects with all Insurance Requirements, and there exists no material default under any Insurance Requirement. Each of Holdings and its Subsidiaries has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.
SECTION 3.19.     Employment Matters. The hours worked by and payments made to employees of the Loan Parties and their Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from any Loan Party or any Subsidiary, or for which any claim may be made against any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Loan Party or such Subsidiary.
SECTION 3.20.     Federal Reserve Regulations. No part of the proceeds of any Loan or Letter of Credit has been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.
SECTION 3.21.     Use of Proceeds. The proceeds of the Loans have been used and will be used, whether directly or indirectly, only as set forth in Section 5.10.
SECTION 3.22.     No Burdensome Restrictions. No Loan party is subject to any Burdensome Restrictions except Burdensome Restrictions permitted under Section 6.10.
SECTION 3.23.     Common Enterprise. The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (a) successful operations of each of the other Loan Parties and (b) the credit extended by the Lender to the Borrower hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, in furtherance of its direct and/or indirect business interests, will be of direct and indirect benefit to such Loan Party, and is in its best interest.
ARTICLE IV

Conditions
SECTION 4.01.     Effective Date. The obligations of the Lender to make the initial Loans and to issue the initial Letters of Credit on the Effective Date shall become effective on the date on which each of the following conditions is satisfied (or waived in accordance with Section 8.02):

AM 27446811.10	52

(c)    Credit Agreement and Other Loan Documents. The Lender (or its counsel) shall have received (i) from each Loan Party either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Lender (which may include facsimile or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) either (A) a counterpart of each other Loan Document signed on behalf of each party thereto or (B) written evidence satisfactory to the Lender (which may include facsimile or other electronic transmission of a signed signature page thereof) that each such party has signed a counterpart of such Loan Document and (iii) any promissory notes requested by the Lender pursuant to Section 2.09 payable to the order of the Lender and a written opinion of the Loan Parties’ counsel, addressed to the Lender, all in form and substance reasonably satisfactory to the Lender and its counsel.
(d)    Financial Statements and Projections. The Lender shall have received (i) audited consolidated financial statements of Holdings and its Subsidiaries for the 2011 and 2012 Fiscal Years, (ii) unaudited interim consolidated financial statements of Holdings and its Subsidiaries for the Fiscal Quarters ended March 31, 2013, June 30, 2013 and September 30, 2013, and (iii) satisfactory projections for Fiscal Year 2014 (on a quarterly basis) and Fiscal Years 2015 and 2016 (on an annual basis).
(e)    Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Lender shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments of governance documents, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by‑laws or operating, management or partnership agreement, and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization or the substantive equivalent available in the jurisdiction of organization for each Loan Party from the appropriate governmental officer in such jurisdiction.
(f)    No Default Certificate. The Lender shall have received a certificate, signed by a Financial Officer of the Borrower, dated as of the Effective Date stating that as of such date (i) no Default has occurred and is continuing, and (ii) the representations and warranties contained in Article III are true and correct.
(g)    Fees. The Lender shall have received all fees required to be paid, and all expenses for which invoices have been presented at least one Business Day prior to the Effective Date (including the reasonable fees and expenses of legal counsel), on or before the Effective Date. All such amounts will be paid with proceeds of Loans made on the Effective Date and will be reflected in the funding instructions given by the Borrower to the Lender on or before the Effective Date.
(h)    Lien Searches. The Lender shall have received the results of a recent lien search in each jurisdiction where the Loan Parties are organized and where the assets of the Loan Parties are located, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Lender.
(i)    Pay-Off Letter. The Lender shall have received satisfactory pay-off letters for all existing Indebtedness to be repaid from the proceeds of the initial Borrowing, confirming that all Liens upon

AM 27446811.10	53

any of the property of the Loan Parties constituting Collateral and securing such Indebtedness will be terminated concurrently with such payment.
(j)    Funding Account. The Lender shall have received a notice setting forth the deposit account of the Borrower (the “Funding Account”) to which the Lender is authorized by the Borrower to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.
(k)    Customer List. The Lender shall have received a true and complete customer list for the Borrower and its Subsidiaries, which list shall state the customer’s name, mailing address and phone number and shall be certified as true and correct by a Financial Officer of the Borrower.
(l)    Solvency. The Lender shall have received a solvency certificate from a Financial Officer of Holdings.
(m)    Borrowing Base Certificate. The Lender shall have received a Borrowing Base Certificate which calculates the Borrowing Base as of December 31, 2013.
(n)    Closing Availability. After giving effect to all Borrowings to be made on the Effective Date, the issuance of any Letters of Credit on the Effective Date and payment of all fees and expenses due hereunder, and with all of the Loan Parties’ indebtedness, liabilities, and obligations current, Availability shall not be less than $2,500,000.
(o)    Term Loan Facility; Intercreditor Agreement. The Lender shall have received true, and complete executed copies of each of the Term Loan Documents. The Borrower shall have received gross proceeds of at least $80,000,000 from the funding of the term loans on the Effective Date pursuant to the Term Loan Agreement.
(p)    Pledged Equity Interests; Stock Powers; Pledged Notes. The Lender shall have received evidence that (i) the original certificates representing Equity Interests pledged pursuant to the Security Agreement, together with undated stock powers for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each original promissory note (if any) pledged to the Lender pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof, have been delivered to the Term Loan Agent to be held by the Term Loan Agent in accordance with the provisions of the Intercreditor Agreement.
(q)    Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents or under law or reasonably requested by the Lender to be filed, registered or recorded in order to create in favor of the Lender, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation.
(r)    Insurance. The Lender shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Lender and otherwise in compliance with the terms of Section 5.04 hereof.
(s)    Letter of Credit Application. If a Letter of Credit is requested to be issued on the Effective Date, the Lender shall have received a properly completed letter of credit application (whether standalone or pursuant to a master agreement, as applicable).

AM 27446811.10	54

(t)    Tax Withholding. The Lender shall have received a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party.
(u)    Corporate Structure. The corporate structure, capital structure and other material debt instruments, material accounts and governing documents of Holdings and its Subsidiaries shall be acceptable to the Lender in its sole discretion.
(v)    Field Examination. The Lender or its designee shall have conducted a field examination of the Borrower’s Accounts and the related working capital matters and of the Borrower’s related data processing and other systems, the results of which shall be reasonably satisfactory to the Lender in its sole discretion.
(w)    Legal Due Diligence. The Lender and its counsel shall have completed all legal due diligence, the results of which shall be satisfactory to Lender in its sole discretion.
(x)    USA PATRIOT Act, Etc. The Lender shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, for each Loan Party.
(y)    Other Documents. The Lender shall have received such other documents as the Lender or its counsel may have reasonably requested.
The Lender shall notify the Borrower of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lender to make Loans and to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 2:00 p.m., Chicago time, on February, 28, 2013 (and, in the event such conditions are not so satisfied or waived, the Revolving Commitment shall terminate at such time).
SECTION 4.02.     Each Credit Event. The obligation of the Lender to make a Loan on the occasion of any Borrowing, and to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
(a)    The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects with the same effect as though made on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects).
(b)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, (i) no Default shall have occurred and be continuing and (ii) no Protective Advance shall be outstanding.
(c)    After giving effect to any Borrowing or the issuance, amendment, renewal or extension of any Letter of Credit, Availability shall not be less than zero.
(d)    Since December 31, 2012, no event shall have occurred and no condition shall exist which has or could be reasonably expected to have a Material Adverse Effect.

AM 27446811.10	55

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b), (c) and (d) of this Section.
ARTICLE V

Affirmative Covenants
Until the Revolving Commitment shall have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated in each case without any pending draw or been cash collateralized in accordance with Section 4.2 hereof, and all LC Disbursements shall have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lender that:
SECTION 5.01.     Financial Statements; Borrowing Base and Other Information. Holdings will maintain, and will cause its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Borrower will deliver (which delivery, subject to Section 8.06, may be made electronically) to the Lender:
(e)    Events of Default, etc.: promptly upon any Officer of Borrower obtaining knowledge (i) of any condition or event that constitutes an Event of Default or Default, or becoming aware that Lender has given any notice to a Loan Party with respect to a claimed Event of Default or Default, (ii) that any Person has given any written notice to Holdings or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in subsections (f) and (g) of Article VII, or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officer’s Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Borrower has taken, is taking and proposes to take with respect thereto;
(f)    Quarterly Financials: as soon as available and in any event within 45 days after the end of each Fiscal Quarter of each year, (i) the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail and certified by a Financial Officer of Holdings that they fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, (ii) the unaudited consolidating balance sheets of Holdings and its Subsidiaries and related consolidating statements of operations as of the end of and for such Fiscal Quarter (which unaudited consolidating financial statements shall be in a format reasonably satisfactory to the Lender), all certified by a Financial Officer of Holdings as presenting fairly in all material respects the financial condition and results of operations of Holdings and its Subsidiaries on a consolidating basis, and (iii) a written analysis or narrative report describing the operations of Holdings and its Subsidiaries in form reasonably satisfactory to Lender and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter;

AM 27446811.10	56

(g)    Year-End Financials: as soon as available but in any event no later than 90 days after the end of such Fiscal Year, (i) the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, all in reasonable detail and certified by a Financial Officer of Holdings that they fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, (ii) the unaudited consolidating balance sheet of Holdings and its Subsidiaries and related consolidating statement of operations as of the end of and for such Fiscal Year (which unaudited consolidating financial statements shall be in a format reasonably satisfactory to the Lender), all certified by a Financial Officer of Holdings as presenting fairly in all material respects the financial condition and results of operations of Holdings and its Subsidiaries on a consolidating basis, (iii) a written analysis or narrative report describing the operations of Holdings and its Subsidiaries in form reasonably satisfactory to Lender, and (iv) in the case of such consolidated financial statements, a report thereon of PricewaterhouseCoopers LLP or other independent certified public accountants of recognized national standing selected by Holdings, which report shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than any going concern or like qualification resulting solely from an upcoming maturity date for the Loans or the Indebtedness under the Term Loan Agreement occurring within one year from the time such opinion is delivered), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;
(h)    Monthly Financials: during any Monthly Financials Reporting Period, within thirty (30) days after the end of each fiscal month of Holdings, a consolidated balance sheet of Holdings and its Subsidiaries as of the end of and for such fiscal month and related statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such fiscal month and for the period from the beginning of the then current Fiscal Year to the end of such fiscal month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail and certified by a Financial Officer of Holdings that they fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments;
(i)    Compliance Certificate: concurrently with any delivery of financial statements under clause (b), (c) or (d) above, a certificate of a Financial Officer of Holdings in substantially the form of Exhibit B (i) certifying, in the case of the financial statements delivered under clauses (b)(i), (c) or (d), as presenting fairly in all material respects the financial condition and results of operations of Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject, in the case of financial statements delivered under clauses (b)(i) or (d), to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) with respect to financial statements delivered under clause (b)(i) above, (x) if a Fixed Charge Coverage Compliance Period is in effect, setting forth reasonably detailed calculations of the Fixed Charge Coverage Ratio demonstrating compliance with Section 6.12 and (y) if a Fixed Charge Coverage Compliance Period is not in effect, than, solely for informational purposes, setting for reasonably detailed calculations of the Fixed

AM 27446811.10	57

Charge Coverage Ratio, and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.03 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
(j)    Accountants’ Reports: promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all final reports submitted to Holdings or its Subsidiaries by independent certified public accountants in connection with each material, interim or special audit of the financial statements of Holdings and its Subsidiaries made by such accountants, including any final comment letter submitted by such accountants to management in connection with their annual audit;
(k)    SEC Filings and Press Releases: promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by Holdings to its security holders or by any Subsidiary of Holdings to its security holders other than Holdings or another Subsidiary of Holdings, and (ii) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Holdings or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority;
(l)    Litigation or Other Proceedings: promptly upon any Officer of Borrower obtaining knowledge of (1) the institution of, or written threat of, any Proceeding against or affecting Holdings or any of its Subsidiaries or any property of Holdings or any of its Subsidiaries not previously disclosed in writing by Holdings to Lender or (2) any material development in any Proceeding that, in any case:
(x)    has a reasonable possibility after giving effect to the coverage and policy limits of insurance policies issued to Holdings and its Subsidiaries of giving rise to a Material Adverse Effect; or
(y)    seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the making of the Loans hereunder, or the transactions contemplated hereby;
written notice thereof together with such other information as may be reasonably available to Borrower to enable Lender and its counsel to evaluate such matters;
(m)    ERISA Events: Promptly upon (and in no case later than five Business Days after becoming aware of) the occurrence of or forthcoming occurrence of any ERISA Event that, alone, or together with any other ERISA Events, would reasonably be expected to result in a Material Adverse Effect, a written notice specifying the nature thereof, what action Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the IRS, the Department of Labor or the PBGC with respect thereto;
(n)    ERISA Notices: with reasonable promptness, copies of such material documents or material governmental reports or material filings relating to any Pension Plan (including, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Loan Party or any ERISA Affiliate with the IRS with respect to each Pension Plan; (ii) the most recent actuarial valuation report for each Pension Plan) as Lender shall reasonably request;
(o)    Financial Plans: as soon as practicable and in any event no later than 30 days after the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year (the “Financial Plan” for such Fiscal Year), including (i) a forecasted consolidated balance sheet and forecasted

AM 27446811.10	58

consolidated statements of income and cash flows of Holdings and its Subsidiaries for such Fiscal Year and (ii) forecasted consolidated statements of income and cash flows of Holdings and its Subsidiaries for each Fiscal Quarter of such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based;
(p)    Borrowing Base Certificate: as soon as available, but in any event within 30 days after the end of each calendar month (or, by Wednesday of each week, with respect to the most recently ended calendar week during any Weekly Reporting Period), and at such other times as may be requested by the Lender, as of the period then ended, a Borrowing Base Certificate and supporting information in connection therewith, together with the following information, all delivered electronically in a text formatted file reasonably acceptable to Lender:
(i)    a detailed aging of the Borrower’s Accounts including all invoices aged by invoice date and due date (with an explanation of the terms offered), prepared in a manner reasonably acceptable to the Lender, together with a summary specifying the name, address, and balance due for each Account Debtor;
(ii)    a worksheet of calculations prepared by the Borrower to determine Eligible Accounts, such worksheets detailing the Accounts excluded from Eligible Accounts and the reason for such exclusion;
(iii)    a reconciliation of the Borrower’s Accounts between (A) the amounts shown in the Borrower’s general ledger and financial statements and the reports delivered pursuant to clauses (i) and (ii) above, and (B) the amounts and dates shown in the reports delivered pursuant to clauses (i) and (ii) above and the Borrowing Base Certificate delivered pursuant to clause (f) above as of such date;
(iv)    a reconciliation of the loan balance per the Borrower’s general ledger to the loan balance under this Agreement;
(v)    a schedule identifying the amounts of Unrestricted Cash held in each Deposit Account and Securities Account and, if so requested by Lender, copies of the most recent statements issued by the depositary banks, brokers or other securities intermediaries with respect to each such Deposit Account and Securities Account;
(vi)    schedule and aging of the Borrower’s accounts payable, delivered electronically in a text formatted file acceptable to the Lender; and
(vii)    any additional reports with respect to the Borrowing Base as the Lender may reasonably request;
(q)    New Subsidiaries: together with each delivery of the Officer’s Certificate and Compliance Certificate pursuant to Section 5.01(e), with respect to any Person becoming a Subsidiary of Borrower since the date of the immediately preceding Officer’s Certificate and Compliance Certificate delivered pursuant to Section 5.01(e), a written notice setting forth (a) the date on which such Person became a Subsidiary of Borrower and (b) all of the data required to be set forth in Schedule 3.01 annexed hereto with respect to all Subsidiaries of Borrower (it being understood that such written notice shall be deemed to supplement Schedule 3.01 annexed hereto for all purposes of this Agreement);

AM 27446811.10	59

(r)    Patriot Act, etc.: with reasonable promptness, information to confirm compliance with the representations contained in Section 3.08 reasonably requested by Lender;
(s)    promptly upon Lender’s request, a copy of Borrower’s sales journal, cash receipts journal (identifying trade and non-trade cash receipts) and debit memo/credit memo journal;
(t)    promptly upon the Lender’s request, copies of invoices issued by the Borrower in connection with any Accounts, credit memos, and other information related thereto, and a schedule detailing the balance of all intercompany accounts of the Loan Parties;
(u)    promptly upon the Lender’s request, an updated customer list for the Borrower and its Subsidiaries, which list shall state the customer’s name, mailing address and phone number, delivered electronically in a text formatted file reasonably acceptable to the Lender and certified as true and correct in all material respects by a Financial Officer of the Borrower;
(v)    within forty-five (45) days after the end of each Fiscal Quarter of Holdings and at such other times as the Lender may reasonably request (i) an updated Schedule 5.11 listing the Loan Parties’ Deposit Accounts (including Excluded Accounts), Securities Accounts and Lock Boxes and (ii) an updated list of all outstanding intercompany Indebtedness (including Indebtedness owed by Foreign Subsidiaries to the Loan Parties) setting forth the identities of the parties to and from whom such Indebtedness is owed and the amounts of such Indebtedness;
(w)    within 45 days after the end of Holdings first and third Fiscal Quarters of each Fiscal Year, a certificate of good standing or the substantive equivalent available in the jurisdiction of incorporation, formation or organization for each Loan Party from the appropriate governmental officer in such jurisdiction;
(x)    by 3:00 p.m. on each Business Day, as of the close of business on the immediately prior Business Day, evidence, in form and substance reasonably satisfactory to the Lender, that the Borrower has Unrestricted Cash on deposit or invested in one or more Deposit Accounts or Securities Accounts subject to a Control Agreement in favor of the Lender in an aggregate amount sufficient to cause Available Liquidity to equal or exceed $10,000,000, provided that, Borrower shall not be required to provide such evidence to the Lender during any period when the Borrower has Unrestricted Cash in an aggregate amount equal to or greater than $10,000,000 on deposit or invested in one or more Deposit Accounts or Securities Accounts maintained by the Borrower with JPMorgan Chase Bank, N.A. or one of its Affiliates; and
(y)    promptly following any request therefor, such other information reasonably available to the Borrower regarding the operations, business affairs and financial condition of any Loan Party or any Subsidiary, or compliance with the terms of this Agreement, as the Lender may reasonably request.
Documents required to be delivered pursuant to Section 5.01(b)(i), (c)(i) or (g) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); or (ii) on which such documents are posted on Holdings’ and its Subsidiaries’ behalf on an Internet or intranet website, if any, to which Lender has access (whether a commercial, third-party website or whether sponsored by the Lender); provided that: (A) upon written request by the Lender, Holdings or the Borrower shall deliver paper copies of such documents to the Lender until a written request to cease delivering paper copies is given by the Lender and (B) Holdings or the Borrower shall notify the Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Lender by electronic mail electronic versions (i.e., soft copies) of such documents. The Lender shall have no

AM 27446811.10	60

obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Holdings and its Subsidiaries or any other Person with any such request by the Lender for delivery, and the Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such document to it and maintaining its copies of such documents.
SECTION 5.02.     Existence, Etc. Except as permitted under Section 6.05, Holdings will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence in the jurisdiction of organization specified on Schedule 3.01 and all rights and franchises to its business; provided, however, that neither Borrower, Holdings nor any of their Subsidiaries shall be required to preserve any such right or franchise where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
SECTION 5.03.     Payment of Taxes and Claims; Tax. Except to the extent failure to do so would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, Borrower and Holdings will, and will cause each of their Subsidiaries to, (a) timely pay all Taxes that have become due and payable; provided that no such Tax need be paid if it is being contested in good faith, so long as (i) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, and (ii) in the case of such a Tax which has or may become a Lien against any of the Collateral, such proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such charge or claim, and (b) timely file all of its Tax returns.
SECTION 5.04.     Maintenance of Properties; Insurance.
(a)    Maintenance of Properties. Except to the extent failure to do so would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, Borrower and Holdings will, and will cause each of their Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty or condemnation events excepted, all properties used or useful in the business of Borrower, Holdings and their Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof in the ordinary course of business. Except to the extent failure to do so would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, Borrower and Holdings will, and will cause each of their Subsidiaries to, maintain the registrations and applications for registrations of the Intellectual Property owned by Borrower, Holdings or their Subsidiaries.
(b)    Collateral Access Agreements. Such Loan Party shall use commercially reasonable efforts to obtain a Collateral Access Agreement from the lessor of each leased property or mortgagee of owned property with respect to any facility or other location where any material Collateral or Receivables relating thereto is stored or located, which agreement or letter shall provide access rights, contain a waiver or subordination of all Liens or claims that the landlord or mortgagee, may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to the Lender.

(c)    Insurance. Borrower and Holdings will maintain or cause to be maintained, with financially sound and reputable insurers having a financial strength rating of at least A- by A.M. Best Company, such business interruption, public liability insurance, third party property damage insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Borrower, Holdings and their Subsidiaries as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts, with such deductibles, covering such risks and otherwise on such terms and conditions as

AM 27446811.10	61

shall be customary for corporations similarly situated in the industry and taking into account, with respect to Real Property Assets, whether such assets are owned or leased. Without limiting the generality of the foregoing, Borrower and Holdings will maintain or cause to be maintained (i) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board, and (ii) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as shall be customary for corporations similarly situated in the industry. Each such policy of insurance shall (x) name the Lender for the benefit of Secured Parties as an additional insured thereunder as its interests may appear and (y) in the case of each business interruption and casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to the Lender, that names the Lender for the benefit of Secured Parties as the loss payee thereunder for any covered loss and provides for at least 30 days’ prior written notice to the Lender of any cancellation of such policy. In connection with the renewal of each such policy of insurance, Borrower promptly shall deliver to the Lender evidence satisfactory to the Lender that the Lender on behalf of Secured Parties has been named as additional insured and/or loss payee thereunder. All premiums on any such insurance shall be paid when due by such Loan Party, and copies of the policies delivered to the Lender. If such Loan Party fails to obtain any insurance as required by this Section, the Lender may obtain such insurance at the Borrower’s expense. By purchasing such insurance, the Lender shall not be deemed to have waived any Default arising from the Loan Party’s failure to maintain such insurance or pay any premiums therefor.
SECTION 5.05.     Inspection Rights; Field Examinations.
(g)    Inspection Rights. Borrower and Holdings shall, and shall cause each of their Subsidiaries to, permit any authorized representatives designated by any Loan Party (on a coordinated basis) to visit and inspect any of the properties of Borrower, Holdings or of any of their Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Borrower may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours or at any time following the occurrence and during the continuation of an Event of Default.
(h)    Field Examinations. Upon request by the Lender, the Loan Parties will, and will cause each Subsidiary to, allow the Lender to conduct field examinations or updates thereof during normal business hours to ensure the adequacy of Collateral included in the Borrowing Base and related reporting and control systems. It is anticipated that Lender will conduct one such field examination each calendar year, but Lender reserves the right, in its Permitted Discretion, to conduct up to two such field examinations each calendar year; provide that, if a Default or Event of Default shall have occurred and be continuing, there shall be no limit on the number or frequency of field examinations conducted. All field examinations conducted hereunder shall be at the sole expense of the Loan Parties.
SECTION 5.06.     Compliance with Laws, Etc. Borrower and Holdings shall comply, and shall cause each of their Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), noncompliance with which would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect. Holdings and the Borrower shall maintain in effect and enforce policies and procedures designed to ensure compliance by Holdings and Subsidiaries and their respective directors, officers, employees and agents with Anti-Money Laundering Laws and applicable Economic Sanctions Laws.

AM 27446811.10	62

SECTION 5.07.     Environmental Matters.
(d)    Environmental Disclosure. To the extent that any of the following would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, Borrower will deliver to the Lender:
(i)    Environmental Audits and Reports. As soon as practicable following receipt thereof, copies of all final environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Holdings or any of its Subsidiaries or by independent consultants, Governmental Authorities or any other Persons, with respect to significant environmental liabilities at any Facility or with respect to any Environmental Claims.
(ii)    Notice of Certain Releases, Remedial Actions, Etc. Promptly upon the occurrence thereof, written notice describing in reasonable detail (a) any material Release required to be reported to any Governmental Authority under any Environmental Laws, (b) any remedial action taken by Borrower or any other Person in response to (1) any Hazardous Materials Activities the existence of which would reasonably be expected to result in one or more Environmental Claims, or (2) any Environmental Claims, and (c) the discovery by Holdings or any of its Subsidiaries of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws.
(iii)    Written Communications Regarding Environmental Claims, Releases, Etc. As soon as practicable following the sending or receipt thereof by Holdings or any of its Subsidiaries, a copy of any and all written communications with respect to (a) any Environmental Claims, and (b) any material Release required to be reported to any Governmental Authority.
(iv)    Notice of Certain Proposed Actions Having Environmental Impact. Prompt written notice describing in reasonable detail (a) any proposed acquisition of stock, assets, or property by Holdings or any of its Subsidiaries that would reasonably be expected to (1) cause Holdings or any of its Subsidiaries to incur an Environmental Claim or (2) cause Holdings or any of its Subsidiaries to be unable to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (b) any proposed action to be taken by Holdings or any of its Subsidiaries to commence manufacturing or other industrial operations or to modify current operations in a manner that would reasonably be expected to subject Holdings or any of its Subsidiaries to any additional obligations or requirements under any Environmental Laws.
(e)    Borrower’s Actions Regarding Hazardous Materials Activities, Environmental Claims and Violations of Environmental Laws.
(x)    Remedial Actions Relating to Hazardous Materials Activities. Borrower and Holdings shall, in compliance with all Environmental Laws, promptly undertake, and shall cause each of their Subsidiaries promptly to undertake, any and all investigations, studies, sampling, testing, abatement, cleanup, removal, remediation or other response actions necessary to remove, remediate, clean up or abate any Hazardous Materials Activity on, under or about any Facility that is in violation of any Environmental Laws which violation would reasonably be expected to have a Material Adverse Effect or that presents a risk arising from an Environmental Claim that would reasonably be expected to result in a Material Adverse Effect, provided, however, that Borrower shall not be precluded from contesting in good faith any such alleged violation of Environmental Law or Environmental Claim.

AM 27446811.10	63

(xi)    Actions with Respect to Environmental Claims and Violations of Environmental Laws. Borrower and Holdings shall promptly take, and shall cause each of their Subsidiaries promptly to take, any and all actions necessary to (i) cure any material violation of Environmental Laws by Holdings or its Subsidiaries and (ii) make an appropriate response to any Environmental Claim against Holdings or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, provided, however, that Borrower shall not be precluded from contesting in good faith any such alleged violation of Environmental Law or Environmental Claim.
SECTION 5.08.     Execution of Guaranty and Personal Property Collateral Documents After the Effective Date.
(k)    Execution of Guaranty and Personal Property Collateral Documents. In the event that any Person becomes a Wholly Owned Subsidiary (other than any Foreign Subsidiary) of Borrower after the date hereof, Borrower will promptly (and, in any event, within 30 days) notify Lender of that fact and cause such Subsidiary to execute and deliver to the Lender a counterpart of this Agreement and Security Agreement and promptly thereafter (and, in any event, within 45 days unless the Lender shall have consented to a longer period in its sole discretion) take all actions to perfect the Secured Parties’ security interest in all assets of such Person pledged under the Security Agreement to the extent required thereby. In addition, as provided in the Security Agreement, Borrower shall, or shall cause each Guarantor that owns the Equity Interests of such Person to, execute and deliver to the Lender a supplement to the Security Agreement and to deliver to the Term Loan Agent all certificates, if any, representing such Equity Interests of such Person (accompanied by irrevocable undated stock powers, duly endorsed in blank) and pledged debt instruments.
(l)    Foreign Subsidiaries. Notwithstanding the provisions of Section 5.08(a) or any other Loan Document, no Equity Interests of (i) a Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code (a “CFC”) or any Domestic Subsidiary that is treated as a partnership or a disregarded entity for U.S. federal income tax purposes and that has no material assets other than the Equity Interests of foreign subsidiaries that are CFCs (a “CFC Holdco”) or (ii) a Subsidiary which stock is owned directly or indirectly by a CFC shall be required to be pledged pursuant to the provisions of the Security Agreement or any other Loan Documents; provided that Equity Interests of a CFC or a CFC Holdco which stock is not owned directly or indirectly by another CFC shall be pledged as long as the aggregate amount of such CFC’s or CFC Holdco’s Equity Interests so pledged does not exceed (a) voting Equity Interests possessing 65% of the aggregate voting power of all of such CFC’s or CFC Holdco’s Equity Interests and (b) 100% of such CFC’s or CFC Holdco’s non-voting Equity Interests. Furthermore, notwithstanding the provisions of the Security Agreement or any other Loan Document to the contrary, no such CFC, CFC Holdco, or Subsidiary which stock is owned directly or indirectly by a CFC, shall be required to be a Guarantor.
(m)    Subsidiary Organizational Documents, Legal Opinions, Etc. At the time a Wholly-Owned Subsidiary of Borrower (other than a Foreign Subsidiary) becomes a Material Subsidiary, Borrower shall deliver to the Lender (i) certified copies of such Subsidiary’s Organizational Documents, together with, if such Subsidiary is a Domestic Subsidiary, a good standing certificate from the Secretary of State of the jurisdiction of its organization, each to be dated a recent date prior to their delivery to the Lender, (ii) a certificate executed by the secretary or similar officer of such Subsidiary as to (A) the fact that the attached resolutions of the Governing Body of such Subsidiary approving and authorizing the execution, delivery and performance of such Loan Documents are in full force and effect and have not been modified or amended and (B) the incumbency and signatures of the officers of such Subsidiary executing such Loan Documents,

AM 27446811.10	64

and (iii) if requested by the Lender, a favorable opinion of counsel to such Subsidiary, in form and substance reasonably satisfactory to the Lender and its counsel, as to (A) valid existence and good standing of such Subsidiary, (B) the due authorization, execution and delivery by such Subsidiary of such Loan Documents, (C) the enforceability of such Loan Documents against such Subsidiary and (D) such other matters (including matters relating to the creation and perfection of Liens in any Collateral pursuant to such Loan Documents) as the Lender may reasonably request, all of the foregoing to be reasonably satisfactory in form and substance to the Lender and its counsel.
(n)    Collateral for Term Loan Obligations. Subject to the Intercreditor Agreement, if Holdings or any of its Subsidiaries takes any action to create or perfect a security interest in any property to secure any obligations under the Term Loan Agreement (such as by executing and delivering control agreements), if the Lender so requests, such Person shall, substantially contemporarily therewith take such action as may be necessary or advisable in order to create or perfect a security interest in such property in favor of the Lender to secure the Obligations. Without limitation of the foregoing, Holdings and the Company shall cause any access agreement, landlord waiver, subordination agreement or similar agreement, in each case for the benefit of the Lender, to provide equivalent rights for the other Secured Parties, subject to the Intercreditor Agreement.
SECTION 5.09.     Matters Relating to Additional Real Property Collateral.
(g)    Mortgages, Etc. From and after the Effective Date, in the event that (i) Borrower or any Guarantor acquires any fee ownership interest in real property, together with any improvements thereon, with a value in excess of $3,500,000 or (ii) at the time any Person becomes a Guarantor, such Person owns or holds any fee ownership interest in real property with a value in excess of $3,500,000 (any such non-excluded Real Property Asset described in the foregoing clause (i) or (ii) being a “Mortgaged Property” and all such non-excluded Real Property Assets, collectively, the “Mortgaged Properties”), upon request of Lender, Borrower or such Guarantor shall deliver to the Lender, as soon as practicable after such Person acquires such Mortgaged Property or becomes a Guarantor (and, in any event, within 30 days of the acquisition thereof and such Person becoming a Guarantor), as the case may be, a fully executed and notarized second Lien Mortgage (a “Mortgage”), in proper form for recording in all appropriate offices in all applicable jurisdictions, encumbering the ownership interest of such Loan Party in such Mortgaged Property; and Lender shall have received from Borrower or such applicable Guarantor
SECTION 5.10.     Use of Proceeds.
(c)    The proceeds of the Loans and Letters of Credit will be used only for working capital, for investments and Permitted Acquisitions (in each case, subject to the limitations set forth in Section 6.04) and general corporate purposes of the Loan Parties. Notwithstanding anything to the contrary set forth herein, no part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, (i) for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X, or (ii) to make any Restricted Payment or prepayment of Indebtedness permitted under clauses (a)(iv) or (b)(v) of Section 6.08.
(d)    The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its and their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Money Laundering Laws, (b) for the purpose of funding, financing or

AM 27446811.10	65

facilitating any activities, business or transaction of or with any Embargoed Person, or (c) in any manner that would result in the violation of any applicable Economic Sanctions Laws.
SECTION 5.11.     Depository Banks; Control Agreements.
(e)    As of the Effective Date, a complete list of Deposit Accounts, Securities Accounts, and Lock Boxes is set forth on Schedule 5.11. Subject to the provisions of Section 5.13, (i) the Loan Parties will cause the Cash Management Bank to enter into Control Agreements with respect to all Deposit Accounts (other than Excluded Accounts) and Securities Accounts and Lock Boxes maintained by the Loan Parties with the Cash Management Bank and (ii) the Loan Parties will cause each other depository bank or other institution at which any Deposit Account (other than an Excluded Account) or Securities Account or Lock Box is maintained to enter into a Control Agreement with respect to such Deposit Account, Securities Account or Lock Box. The Loan Parties will not change the Cash Management Bank without the prior written consent of the Lender, which consent shall not be unreasonably withheld or delayed.
(f)    The Loan Parties will (i) provide prompt written notice to the Lender of the establishment of any Deposit Account (other than an Excluded Account), Securities Account or Lock Box after the Effective Date, and (ii) contemporaneous with the establishment of such Deposit Account (other than an Excluded Account) or Securities Account or Lock Box, obtain a Control Agreement with respect to such Deposit Account, Securities Account or Lock Box.
(g)    At all times during the continuance of a Cash Dominion Period (i) the Cash Management Bank shall be required to remit to the Collection Account on a daily basis (A) all available funds on deposit in any Deposit Account (other than an Excluded Account) maintained by the Loan Parties with the Cash Management Bank, (B) collections and other similar payments relating to or constituting payments made in respect of Accounts of the Loan Parties received by the Cash Management Bank, including any such items remitted to any Deposit Account which is subject to a Control Agreement and maintained or controlled by the Cash Management Bank, and (C) if so requested by the Lender, Cash and Cash Equivalents held in Securities Accounts, and (ii) the Loan Parties shall take all actions requested by the Lender to cause all proceeds of Accounts of the Loan Parties received by the Loan Parties or any Person other than the Lender or the Cash Management Bank to promptly remit such proceeds to the Collection Account.
SECTION 5.12.     Accuracy of Information. The Loan Parties will ensure that any information, including financial statements or other documents, furnished to the Lender in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder contains no material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the furnishing of such information shall be deemed to be a representation and warranty by the Borrower on the date thereof as to the matters specified in this Section 5.12; provided that, with respect to projected financial information, the Loan Parties will only ensure that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
SECTION 5.13.     Post-Closing Collateral Matters. To the extent such item has not been delivered as of the Effective Date, Borrower shall use commercially reasonable efforts to: (a) deliver to Lender within 60 days after the Effective Date (or such later date as the Lender may agree) a Collateral Access Agreement in form and substance reasonably satisfactory to the Lender with respect to Borrower’s main offices in New York and Massachusetts; and (b) within 60 days after the Effective Date (or such later date as the Lender may agree) cause the Cash Management Bank and all other depository banks where there are Deposit Accounts (other than Excluded Accounts), Securities Accounts or Lock Boxes, to enter into Control

AM 27446811.10	66

Agreements with respect to all such Deposit Accounts (other than Excluded Accounts), Securities Accounts or Lock Boxes. If, despite commercially reasonable efforts, the Borrower is not able to cause the Cash Management Bank or such other depository banks to enter into such Control Agreements within 60 days after the Effective Date (or such later date as the Lender may agree), the Borrower will, at the request of the Lender, close all Deposit Accounts (other than Excluded Accounts), Securities Accounts and Lock Boxes for which Control Agreements cannot be maintained and transfer all funds therein to either a replacement Deposit Account, Securities Account or Lock Box at one or more branch offices of JPMorgan Chase Bank, N.A., or otherwise to a Deposit Account, Securities Account or Lock Box that is subject to a Control Agreement.
ARTICLE VI

Negative Covenants
Until the Revolving Commitment shall have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document shall have been paid in full and all Letters of Credit shall have expired or terminated, in each case without any pending draw, or been cash collateralized in accordance with Section 4.2 hereof, and all LC Disbursements shall have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lender that:
SECTION 6.01.     Indebtedness. No Loan Party will, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:
(j)    the Secured Obligations;
(k)    Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including that portion of Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness in accordance with clause (g) below; provided that (i) such Indebtedness is incurred prior to or within 210 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (f) together with any Refinance Indebtedness in respect thereof permitted by clause (g) below, shall not exceed $7,500,000 at any time outstanding;
(l)    Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary, provided that (i) Indebtedness of any Subsidiary that is not a Loan Party to the Borrower or any other Loan Party shall be subject to Section 6.04 and (ii) Indebtedness of any Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Lender;
(m)    Indebtedness existing on the date hereof and set forth in Schedule 6.01 and any extensions, renewals, refinancings and replacements of any such Indebtedness in accordance with clause (g) hereof;
(n)    Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness

AM 27446811.10	67

permitted by this clause (e), together with Refinance Indebtedness in respect thereof permitted by clause (g) below, shall not exceed $7,500,000 at any time outstanding;
(o)    current and future Foreign Subsidiaries that do not conduct, transact or otherwise engage in any business or operations other than the provision of services to or on behalf of Borrower and its Subsidiaries may incur Indebtedness to Borrower and the Subsidiary Guarantors in the ordinary course of business consistent with past practice provided that the proceeds of such Indebtedness are used by such Foreign Subsidiaries solely to pay operating expenses incurred in the ordinary course of business;
(p)    Indebtedness which represents extensions, renewals, refinancing or replacements (such Indebtedness being so extended, renewed, refinanced or replaced being referred to herein as the “Refinance Indebtedness”) of any of the Indebtedness described in clauses (b), (d), (e) and (o) hereof (such Indebtedness being referred to herein as the “Original Indebtedness”); provided that (i) the principal amount and interest rate of such Refinance Indebtedness shall not be greater than the principal amount and interest rate of the Original Indebtedness, (ii) if the Original Indebtedness was unsecured, such Refinance Indebtedness shall be unsecured, (iii) if the Original Indebtedness was secured, any Liens securing such Refinance Indebtedness shall not extend to any property of any Loan Party or any Subsidiary that was not subject to a Lien securing the Original Indebtedness, (iv) no Loan Party or any Subsidiary that was not originally obligated with respect to repayment of such Original Indebtedness shall be required to become obligated with respect to such Refinance Indebtedness, (v) such Refinance Indebtedness shall not result in a shortening of the maturity date or of the average weighted life to maturity of, such Original Indebtedness, (vi) the terms of such Refinance Indebtedness other than fees and interests shall not be less favorable to the obligor thereunder than the original terms of such Original Indebtedness and (vii) if such Original Indebtedness was subordinated in right of payment to the Obligations, then the terms and conditions of such Refinance Indebtedness must include subordination terms and conditions that are at least as favorable to the Lender as those that were applicable to such Original Indebtedness;
(q)    Indebtedness arising under or relating to the Specified Existing Letters of Credit, provided that the expiration dates of the Specified Existing Letters of Credit shall not be extended or renewed (whether pursuant to an automatic extension or renewal feature or otherwise);
(r)    other Indebtedness in an aggregate principal amount not to exceed $15,000,000 at any time outstanding; provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Subsidiary Guarantors incurred pursuant to this clause (i) shall not exceed $5,000,000 in the aggregate at any time outstanding;
(s)    Indebtedness, in respect of (i) performance bonds, surety bonds, appeal bonds, completion guarantees or like instruments or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business and (ii) letters of credit supporting obligations described in clause (i) of this clause (j);
(t)    Swap Agreement Obligations in respect of Swap Agreements entered into in the ordinary course of business and not for speculative purposes;
(u)    Indebtedness in respect of customary indemnification and purchase price adjustment obligations incurred in connection with Asset Sales or other asset dispositions;
(v)    Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary, provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees by the Borrower or any other Loan Party of

AM 27446811.10	68

Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04 and (iii) Guarantees permitted under this clause (e) shall be subordinated to the Secured Obligations on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations;
(w)    Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with cash management and deposit accounts in the ordinary course of business; and
(x)    Indebtedness under the Term Loan Documents, provided that the aggregate principal amount of such Indebtedness shall not exceed the sum of (i) $80,000,000 plus (ii) up to $30,000,000 in the aggregate original principal amount of all Incremental Term Loans (as such term is defined in the Term Loan Agreement) funded under the Term Loan Agreement, minus (iii) the aggregate amount of any prepayments and repayments of principal in respect of the Indebtedness under the Term Loan Documents to the extent that such prepayments and repayments may not be reborrowed,
SECTION 6.02.     Liens. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including Accounts) or rights in respect of any thereof, except:
(d)    Liens created pursuant to any Loan Document;
(e)    Permitted Encumbrances;
(f)    any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(g)    Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such Liens secure Indebtedness permitted by clause (b) of Section 6.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 120 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 80% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of the Borrower or any Subsidiary;
(h)    any Lien existing on any property or asset (other than Accounts) prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset (other than Accounts) of any Person that becomes a Loan Party after the date hereof prior to the time such Person becomes a Loan Party; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Loan Party, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Loan Party and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Loan Party, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(i)    Liens granted by a Subsidiary that is not a Loan Party in favor of the Borrower or another Loan Party in respect of Indebtedness owed by such Subsidiary;

AM 27446811.10	69

(j)    Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by Holdings or any of its Subsidiaries in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements and the proceeds thereof;
(k)    Liens incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets, which Liens or in the favor of the seller or shipper of such goods or assets and only attach to such goods or assets (or the proceeds thereof);
(l)    Liens (A)(x) on advances of Cash and Cash Equivalents in favor of the seller of any property to be acquired in an investment permitted pursuant to Section 6.04 to be applied against the purchase price for such Investment and (y) consisting of an agreement to dispose of any property in an asset sale or disposition permitted under Section 6.03 and (B) consisting of earnest money deposits of Cash and Cash Equivalents made by Holdings or any of its Subsidiaries in connection with any letter of intent or purchase agreement in connection with any investment permitted pursuant to Section 6.04;
(m)    Liens on Cash held in segregated Deposit Accounts that have been pledged to the issuers of the Specified Existing Letters of Credit to secure the obligations of the Borrower in respect of the Specified Existing Letters of Credit, provided that (i) the aggregate amount of Cash held in such pledged Deposit Accounts shall not exceed 105% of the aggregate face amount of the Specified Existing Letters of Credit at any time, plus customary fees and expenses of the issuers of the Specified Existing Letters of Credit and (ii) no other property or assets (including Cash and Cash Equivalents) shall be pledged to, or held in the Deposit Accounts that have been pledged to, the issuers of the Specified Existing Letters of Credit;
(n)    Liens on assets of Foreign Subsidiaries securing Indebtedness of Foreign Subsidiaries otherwise permitted under Section 6.01; and
(o)    other Liens on property or assets (other than Accounts) securing obligations in an aggregate amount not to exceed $5,000,000 at any time outstanding.
Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.02 may at any time attach to any Loan Party’s Accounts, other than those permitted under clause (a) above and under clause (xi) of the definition of Permitted Encumbrances.
SECTION 6.03.     Fundamental Changes.
(e)    No Loan Party will, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Person may merge into the Borrower in a transaction in which the surviving entity is the Borrower, (ii) any Person may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary and, if any party to such merger is a Subsidiary that is a Loan Party, is or becomes a Subsidiary that is Loan Party concurrently with such merger and (iii) any Subsidiary that is not a Loan Party may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lender; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

AM 27446811.10	70

(f)    No Loan Party will, nor will it permit any Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date hereof and businesses reasonably related thereto or reasonable extensions thereof.
(g)    Holdings will not engage in any business or activity other than (i) the ownership of all the outstanding Equity Interests of the Borrower and activities incidental thereto, (ii) the maintenance of its legal existence, (iii) the performance of the Loan Documents and the Term Loan Documents, (iv) the entering into of employment agreements with employees of Holdings, the Borrower and its Subsidiaries, (v) obtaining directors and officers insurance, (vi) the taking of any action permitted by the terms of this Agreement, or (vii) as required by law.
(h)    No Loan Party will, nor will it permit any Subsidiary to, change its Fiscal Year from the basis in effect on the Effective Date.
(i)    No Loan Party will change the accounting basis upon which its financial statements are prepared (except as required by GAAP, in accordance with the pronouncements of the Financial Accounting Standards Board or as required by applicable law).
SECTION 6.04.     Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any Subsidiary to purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger) any evidences of Indebtedness or Equity Interests or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), except:
(i)    Cash Equivalents, subject to control agreements in favor of the Lender or otherwise subject to a perfected security interest in favor of the Lender;
(j)    investments in existence on the date hereof and described in Schedule 6.04;
(k)    investments by Loan Parties in other Loan Parties;
(l)    intercompany loans, Guarantees and advances by or from any Loan Party to any other Loan party to the extent permitted under Section 6.01;
(m)    intercompany loans, Guarantees and advances made or entered into after the Effective Date by or from any Loan Party to any Subsidiary that is not a Loan Party, provided that (i) no proceeds of Revolving Loans shall be used to fund any such intercompany loans or advances, (ii) such intercompany loan, Guarantee or advance shall be permitted under the Term Loan Documents, and (iii) no such intercompany loan, Guarantee or advance shall be made or entered into unless (x) at the time of and after giving effect to the making of such intercompany loan, Guarantee or advance, no Default or Event of Default shall have occurred and be continuing, and (y) (1) during the period of ninety consecutive days prior to the making of such intercompany loan, Guarantee or advance and (2) immediately after giving effect to such intercompany loan, Guarantee or advance, Available Liquidity shall equal or exceed $10,000,000;
(n)    licenses of Intellectual Property by Foreign Subsidiaries to the Borrower or any Domestic Subsidiary in exchange for customary royalty payments thereon in the ordinary course of business;

AM 27446811.10	71

(o)    Investments consistent with past practice for the purposes of reimbursing payroll, rent, insurance and other ordinary course operating expenses of current and future Foreign Subsidiaries that do not conduct, transact or otherwise engage in any business or operations other than the provision of services to or on behalf of the Borrower and its Subsidiaries;
(p)    Investments consisting of obligations of one or more officers or other employees of Holdings or its Subsidiaries to Holdings or its Subsidiaries in connection with such officers’ or employees’ acquisition of Equity Interests in Holdings, so long as no cash is actually advanced by Holdings or any of its Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;
(q)    loans or advances made by the Loan Parties to employees on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $500,000 in the aggregate at any one time outstanding;
(r)    promissory notes and other noncash consideration received by the Borrower or its Subsidiaries in connection with any asset sale permitted by Section 6.05;
(s)    Permitted Acquisitions and other investments (including investments by Loan Parties in Foreign Subsidiaries and in other Subsidiaries that are not Guarantors) made after the Effective Date, provided that (i) the aggregate amount of proceeds of Revolving Loans used to fund all such Permitted Acquisitions and other investments made after the Effective Date shall not exceed $2,500,000, (ii) such Permitted Acquisition or investment shall be permitted under the Term Loan Documents, and (iii) no such Permitted Acquisition shall be consummated, and no such investment shall be made, unless (x) at the time of and after giving effect to such Permitted Acquisition or investment, no Default or Event of Default shall have occurred and be continuing, and (y) (1) during the period of ninety consecutive days prior to the consummation of such Permitted Acquisition or the making of such investment and (2) immediately after giving effect to the consummation of such Permitted Acquisition and the making of such investment, Available Liquidity shall equal or exceed $10,000,000;
(t)    investments by the Borrower and its Subsidiaries in connection with the workout, bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
(u)    investments by the Borrower and its Subsidiaries consisting of lease, utility and other deposits or advances in the ordinary course of business;
(v)    investments by the Borrower and its Subsidiaries consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;
(w)    investments in the form of Swap Agreements permitted by Section 6.07;
(x)    investments in the ordinary course of business consisting of endorsements for collection or deposit;
(y)    investments consisting of advances of payroll payments to employees in the ordinary course of business; and

AM 27446811.10	72

(z)    advances in the form of a cash deposit or prepayment of expenses to vendors, suppliers and trade creditors so long as such deposits are made and such expenses are incurred in the ordinary course of business of the Borrower or its Subsidiaries.
SECTION 6.05.     Asset Sales. No Loan Party will, nor will it permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to the Borrower or another Subsidiary in compliance with Section 6.04), except:
(g)    sales, transfers and dispositions of equipment or property in the ordinary course of business;
(h)    sales, transfers and dispositions of assets to the Borrower or any Subsidiary, provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;
(i)    sales, transfers, dispositions, settlements, discounts, and compromises of Accounts or notes in connection with the compromise, settlement or collection thereof in the ordinary course of business and consistent with past practices;
(j)    sales, transfers and dispositions of Cash Equivalents;
(k)    Sale and Leaseback Transactions permitted by Section 6.06;
(l)    dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary;
(m)    sales, transfers and other dispositions of assets (other than (i) Accounts or (ii) Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold) that are not permitted by any other clause of this Section, provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this paragraph (g) shall not exceed $5,000,000 in the aggregate during the term of this Agreement;
(n)    Borrower or any of its Subsidiaries may sell or dispose of shares of Equity Interests of any of its Subsidiary in order to qualify members of the Governing Body of such Subsidiary if required by applicable law;
(o)    Holdings, Borrower and its Subsidiaries may sell or otherwise dispose of any non-core asset or property (other than Accounts) acquired in connection with a Permitted Acquisition within one year of the date of such acquisition so long as the fair market value of all assets disposed of pursuant to this clause (j) shall not exceed $2,500,000 in the aggregate over the term of this Agreement;
(p)    (i) Borrower or any of its Subsidiaries may lease, sublease, non-exclusively license or sublicense property (and surrender and terminate leases and other occupancy agreements) in the ordinary course of business and which do not materially interfere with the business of Borrower and its Subsidiaries or materially adversely affect the Collateral taken as a whole and (ii) Borrower may exclusively license or sublicense property to any of its Subsidiaries, and any Subsidiary may exclusively license or sublicense property to the Borrower or any other Subsidiary;

AM 27446811.10	73

(q)    Borrower or any of its Subsidiaries may abandon Intellectual Property which, in the reasonable and good faith determination of Borrower or such Subsidiary, is uneconomical, negligible, obsolete or otherwise not material in the conduct of the business of Borrower or such Subsidiary;
(r)    Borrower or any of its Subsidiaries may dispose of any asset (other than Accounts) subject to any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding;
(s)    Borrower or any of its Subsidiaries may dispose of Investments in Joint Ventures, to the extent required by, or made pursuant to buy/sell arrangements between the joint venture parties in, joint venture agreements and similar binding arrangements;
(t)    Borrower or any of its Subsidiaries may sell or otherwise dispose of property (other than Accounts) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such sale or other disposition are promptly applied to the purchase price of such replacement property; and
(u)    Holdings, Borrower and its Subsidiaries may make Investments permitted by Section 6.04, incur Liens permitted by Section 6.02 and make Restricted Payments permitted by Section 6.08.
SECTION 6.06.     Sale and Leaseback Transactions. No Loan Party will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (a “Sale and Leaseback Transaction”), unless (i) the sale of such property is permitted by Sections 6.03 and 6.05 and (ii) any Liens arising in connection with its use of such property are permitted by Section 6.02.
SECTION 6.07.     Swap Agreements. No Loan Party will, nor will it permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any Subsidiary), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.
SECTION 6.08.     Restricted Payments; Certain Payments of Indebtedness.
(h)    No Loan Party will, nor will it permit any Subsidiary to, declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:
(i)    Holdings may declare and pay dividends with respect to its common stock payable solely in Specified Equity,
(ii)    Subsidiaries of the Borrower may declare and pay dividends to the Borrower and to other Subsidiaries of the Borrower ratably with respect to their Equity Interests,
(iii)    any Subsidiary of Holdings may make Restricted Payments to Holdings (w) the proceeds of which will be used to pay the portion of any income tax liability for the relevant

AM 27446811.10	74

jurisdiction in respect of consolidated, combined, unitary or affiliated income tax returns filed by Holdings (that include the Borrower and/or any of its Subsidiaries), which portion is attributable to the income of the Borrower and/or its Subsidiaries, as applicable; provided that the aggregate amount of such Restricted Payments in respect of any taxable period shall not exceed the lesser of (A) the taxes that would have been payable by the Borrower and/or its Subsidiaries as a stand-alone corporate tax group, reduced by any such taxes paid or to be paid directly by the Borrower its Subsidiaries or (B) the actual tax liability of the Holdings consolidated, combined, unitary or affiliated group to the extent paid or to be paid by Holdings; (x) the proceeds of which shall be used by Holdings to pay its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including, without limitation, administrative, legal, accounting and similar expenses provided by third parties, and franchise taxes necessary to maintain corporate existence), which are reasonable and customary and incurred in the ordinary course of business and any reasonable and customary indemnification claims made by directors or officers of Holdings attributable to the ownership or operations of the Borrower and its Subsidiaries; (y) the proceeds of which shall be used by Holdings to pay reasonable directors’ fees and reimbursement of actual out-of-pocket expenses of directors incurred in connection with attending board of director (or similar governing body) meetings in accordance with Holdings’ Non-Employee Director Compensation Policy or (z) the proceeds of which shall be used, in an aggregate amount not in excess of $2,500,000 in any Fiscal Year, (1) to fund any redemption or repurchase of Equity Interests that is required pursuant to the terms of any “qualified stock bonus plan” under Section 401(a) of the Code that complies in all material respects with the applicable provisions of Sections 404, 409 and 415 of the Code and (2) to repurchase the Equity Interests of Holdings from current or former directors, employees or members of management of Holdings or any Subsidiary (or their estate, family members, spouse and/or former spouse); and
(iv)    any Subsidiary of Holdings may make other Restricted Payments to Holdings or to any Subsidiary of Holdings, and Holdings may make other Restricted Payments from such amounts, provided that (x) no proceeds of Revolving Loans shall be used to fund any such Restricted Payments pursuant to this clause (iv), (y) any such Restricted Payments made pursuant to this clause (iv) shall be permitted under the Term Loan Documents, and (z) no Restricted Payment shall be made pursuant to this clause (iv) unless (A) at the time of and after giving effect to the making of such Restricted Payment no Default or Event of Default shall have occurred and be continuing, and (B) (x) during the period of ninety consecutive days prior to the making of such Restricted Payment and (y) immediately after giving effect to the making of such Restricted Payment, Available Liquidity shall equal or exceed $10,000,000.
(i)    No Loan Party will, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property, but excluding any payments in kind) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property, but excluding payments in kind), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:
(i)    payment of Indebtedness created under the Loan Documents;
(ii)    payment of regularly scheduled, required or mandatory interest, fees, indemnities, principal and other amounts (but not voluntary prepayments) as and when due in respect of any Indebtedness permitted under Section 6.01, other than payments in respect of the Subordinated Indebtedness prohibited by the subordination provisions thereof;

AM 27446811.10	75

(iii)    refinancings of Indebtedness to the extent not prohibited by Section 6.01;
(iv)    payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is permitted by the terms of Section 6.05; and
(v)    other prepayments of Indebtedness, provided that (x) no proceeds of Revolving Loans shall be used to fund any such prepayment, (y) such prepayment shall be permitted under the Term Loan Documents, and (z) no such prepayment shall be made unless (A) at the time of and after giving effect to such prepayment no Default or Event of Default shall have occurred and be continuing, and (B) (i) during the period of ninety consecutive days prior to such prepayment and (ii) immediately after giving effect to such prepayment, Available Liquidity shall equal or exceed $10,000,000.
SECTION 6.09.     Transactions with Affiliates. No Loan Party will, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to such Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Loan Parties not involving any other Affiliate, (c) any investment permitted by Sections 6.04(b), 6.04(c) or 6.04(d), (d) any Indebtedness permitted under Section 6.01(d), 6.01(e) and 6.01(m), (e) any Restricted Payment permitted by Section 6.08, (f) loans or advances to employees for entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business, (g) the payment of reasonable fees to directors of Holdings or any Subsidiary who are not employees of Holdings or any Subsidiary, and compensation, severance and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, managers, consultants, officers and employees of Holdings or its Subsidiaries in the ordinary course of business, (h) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, deferred compensation agreements, stock options and stock ownership plans or similar employee benefit plans approved by the board of directors of Holdings or Borrower (or similar governing body)) and (i) the payment of fees, expenses, indemnities or other payments pursuant to agreements in existence on the Effective Date and set forth on Schedule 6.09 or any amendment thereto to the extent such an amendment is not adverse to the Lender in any material respect.
SECTION 6.10.     Restrictive Agreements. No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by any Requirement of Law, by any Loan Document or by any Term Loan Document (as in effect on the date hereof), (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the

AM 27446811.10	76

property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.
SECTION 6.11.     Amendment or Waivers of Certain Agreements. Neither Borrower nor any of its Subsidiaries will agree to any amendment to, or waive any of its material rights under (i) any Term Loan Document in a manner which (x) would cause the aggregate outstanding principal amount of the Indebtedness under the Term Loan Documents to exceed the amount set forth in Section 6.01(o) of this Agreement or (y) is in violation of the Intercreditor Agreement, or (ii) any Organizational Document or any agreement evidencing or governing any Subordinated Indebtedness after the Effective Date if such amendment or waiver is adverse to the interests of the Lender, without in each case obtaining the prior written consent of the Lender to such amendment or waiver
SECTION 6.12.     Fixed Charge Coverage Ratio. If a Fixed Charge Coverage Trigger Event shall occur, the Loan Parties will not permit the Fixed Charge Coverage Ratio to be less than the Minimum Fixed Charge Coverage Ratio (a) as of the last day of the Fiscal Quarter which has ended immediately prior to such Fixed Charge Coverage Trigger Event and for which financial statements are available or are required to be delivered hereunder (the “Initial Test Date”) and (b) as of the last day of each Fiscal Quarter ending after such Initial Test Date until the Fixed Charge Coverage Compliance Period shall no longer be continuing.
ARTICLE VII

Events of Default
If any of the following events (“Events of Default”) shall occur:
(p)    the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(q)    the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, within three (3) Business Days as the same shall become due and payable;
(r)    any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in, or in connection with, this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been materially incorrect when made or deemed made;
(s)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01(a), 5.02 (with respect to a Loan Party’s existence) or 5.10 or in Article VI;
(t)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those which constitute a default under another Section of this Article of this Loan Agreement), and such failure shall continue unremedied for a period of (i) five (5) days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Lender if such breach relates to terms or provisions of Sections 5.01 through 5.06, or 5.11 of this Agreement or (ii) fifteen (15) days after the earlier of any Loan Party’s knowledge of such breach or notice

AM 27446811.10	77

thereof from the Lender if such breach relates to terms or provisions of any other Section of this Agreement or any other Loan Document;
(u)    any Loan Party or Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any cure or notice periods);
(v)    any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after giving effect to any cure or notice periods) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply (i) to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is permitted by Section 6.05 or (ii) any required prepayment of Indebtedness based upon excess cash flow, the receipt of casualty proceeds, tax refunds or similar events;
(w)    (i) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of Holdings, Borrower or any of their Material Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Holdings, Borrower or any of their Material Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings, Borrower or any of their Material Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Holdings, Borrower or any of their Material Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings, Borrower or any of their Material Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or
(x)    any Loan Party or a Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(y)    any Loan Party or Subsidiary shall become unable, admit in writing its inability, or publicly declare its intention not to, or fail generally to pay its debts as they become due;
(z)    (i) one or more final judgments for the payment of money in an aggregate amount in excess of $4,000,000 shall be rendered against any Loan Party, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy

AM 27446811.10	78

upon any assets of any Loan Party or Subsidiary to enforce any such judgment; or (ii) any Loan Party or Subsidiary shall fail within sixty (60) days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;
(aa)    an ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in (i) liability of Holdings and its Subsidiaries in excess of $4,000,000 during the term of this Agreement or (ii) a Material Adverse Effect;
(bb)    a Change in Control shall occur;
(cc)    the occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues unremedied or unwaived for more than 30 days after the earlier of any Loan Party’s knowledge thereof or notice to a Loan Party by the Lender;
(dd)    the Loan Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty, or any Guarantor shall fail to comply with any of the terms or provisions of the Loan Guaranty to which it is a party, or any Guarantor shall deny that it has any further liability under the Loan Guaranty to which it is a party, or shall give notice to such effect, including, but not limited to notice of termination delivered pursuant to Section 9.08;
(ee)    Lender shall not have or shall cease to have a valid and perfected (i) First Priority Lien on Accounts of the Borrower in an aggregate amount exceeding $200,000, (ii) a First Priority Lien on any Collateral (other than Accounts) purported to be covered by the Collateral Documents having a fair market value, individually or in the aggregate, exceeding $4,000,000, in each case for any reason other than the failure of Lender or to take any action within its control, or (iii) Lien on the Collateral purported to secure the Obligations (as defined in the Term Loan Agreement);
(ff)    any Loan Party shall contest the validity or enforceability of any Loan Document or any provision thereof or the validity, perfection or priority of any Lien on (i) any Accounts of the Borrower in an aggregate amount exceeding $200,000 or (ii) any Collateral (other than Accounts) purported to be covered by the Collateral Documents having a fair market value, individually or in the aggregate, exceeding $4,000,000 (provided such threshold shall not apply to Collateral purported to secure the Obligations (as defined in the Term Loan Agreement)), in writing or deny in writing that it has any further liability, including with respect to future advances by Lender, under any Loan Document or any provision thereof to which it is a party; or
(gg)    any Loan Document or any material provision thereof, for any reason other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void;
then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Lender may, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Revolving Commitment, whereupon the Revolving Commitment shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other

AM 27446811.10	79

obligations of the Borrower accrued hereunder, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in the case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Revolving Commitment shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and during the continuance of an Event of Default, the Lender may increase the rate of interest applicable to the Loans and other Obligations as set forth in this Agreement and exercise any rights and remedies provided to the Lender under the Loan Documents or at law or equity, including all remedies provided under the UCC.
ARTICLE VIII

Miscellaneous
SECTION 8.01.     Notices.
(j)    Except in the case of notices and other communications expressly permitted to be given by telephone or Electronic Systems (and subject in each case to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:
(i)    if to any Loan Party, to the Borrower at:
IntraLinks, Inc.
529 Main Street, Suite 222
Charlestown, MA 02129
Attention: Scott N. Semel
Facsimile No: 617-574-5421
With a copy to:
Jennifer K. Bralower, Esq.
Goodwin Procter LLP
The New York Times Building
620 Eighth Avenue
New York, NY 10018-1405
Telephone No.: 212-813-8857
Facsimile No.: 212-355-3333
(ii)    if to the Lender, to JPMorgan Chase Bank, N.A. at:
JPMorgan Chase Bank, N.A.
277 Park Avenue, 22nd Floor
New York, NY 10172
Attention: IntraLinks Account Executive
Facsimile No: 646-534-2268
With a copy to:

AM 27446811.10	80

David L. Ruediger, Esq.
Edwards Wildman Palmer LLP
111 Huntington Avenue
Boston, MA 02199
Telephone No.: 617-239-0266
Facsimile No.: 617-227-4420
All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient or (iii) delivered through Electronic Systems to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.
(k)    Notices and other communications to the Lender hereunder may be delivered or furnished by Electronic Systems pursuant to procedures approved by the Lender; provided that the foregoing shall not apply to notices pursuant to Article II or to compliance and no Default certificates delivered pursuant to Section 5.01(d) unless otherwise agreed by the Lender. Each of the Lender and the Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Lender otherwise proscribes, all such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.
(l)    Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
SECTION 8.02.     Waivers; Amendments.
(aa)    No failure or delay by the Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the

AM 27446811.10	81

making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Lender may have had notice or knowledge of such Default at the time.
(bb)    Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Lender, or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Lender and the Loan Party or Loan Parties that are parties thereto.
SECTION 8.03.     Expenses; Indemnity; Damage Waiver.
(v)    The Loan Parties, jointly and severally, shall pay all (i) reasonable and documented out‑of‑pocket expenses incurred by the Lender and its Affiliates, including the reasonable and documented fees, charges and disbursements of counsel for the Lender (whether outside counsel or the allocated costs of its internal legal department), in connection with the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) reasonable and documented out-of-pocket expenses incurred by the Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) reasonable and documented out-of-pocket expenses incurred by the Lender, including the reasonable and documented fees, charges and disbursements of any counsel for the Lender (whether outside counsel or the allocated costs of its internal legal department), in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that, so long as no Default or Event of Default shall have occurred or be continuing, with respect to legal fees of outside counsel for the Lender, the Loan Parties shall only be responsible for legal fees and expenses of one primary counsel and, if applicable, one or more local or foreign counsel, for the Lender. Expenses being reimbursed by the Loan Parties under this Section to the extent reasonable and documented include, without limiting the generality of the foregoing, fees, costs and expenses incurred in connection with:
(i)    insurance reviews, no more frequently than annually;
(ii)    field examinations and the preparation of Reports based on the fees charged by a third party retained by the Lender or the internally allocated fees for each Person employed by the Lender with respect to each field examination;
(iii)    background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the sole discretion of the Lender;
(iv)    Taxes, fees and other charges for (A) lien and title searches and (B) filing financing statements and continuations, and other actions to perfect, protect, and continue the Lender’s Liens;
(v)    sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and
(vi)    forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

AM 27446811.10	82

All of the foregoing fees, costs and expenses may be charged to the Borrower as Revolving Loans or to another deposit account, all as described in and pursuant to the provisions of Section 2.17(c).
(w)    The Loan Parties, jointly and severally, shall indemnify the Lender, and each Related Party of the Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, incremental taxes, liabilities and related reasonable and documented out-of-pocket expenses, including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or a Subsidiary, or any Environmental Claim related in any way to a Loan Party or a Subsidiary, (iv) the failure of a Loan Party to deliver to the Lender the required receipts or other required documentary evidence with respect to a payment made by a Loan Party for Taxes pursuant to Section 2.16, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee; and provided that, so long as no Default or Event of Default shall have occurred or be continuing, with respect to legal fees of outside counsel for the Indemnitees, the Loan Parties shall only be responsible for legal fees and expenses of one primary counsel and, if applicable, one or more local or foreign counsel, for the Indemnitees, collectively, it being expressly acknowledged and agreed that the Lender and its Related Parties shall be entitled to retain and be reimbursed for the fees, charges and disbursements of separate counsel that is different than the counsel that may be representing the Term Loan Agent. This Section 8.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.
(x)    To the extent permitted by applicable law, no Loan Party shall assert, and each such Loan Party hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this paragraph (d) shall relieve any Loan Party of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.
(y)    All amounts due under this Section shall be payable promptly after written demand therefor.
SECTION 8.04.     Successors and Assigns.

AM 27446811.10	83

(f)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Lender that issues any Letter of Credit), except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(g)    The Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans at the time owing to it); provided that, (i) except in the case of an assignment to an Affiliate of the Lender or an Approved Fund that is Controlled by the Lender, the Borrower must give its prior written consent to such assignment, which may be withheld in its reasonable discretion, except that no consent of the Borrower shall be required if an Event of Default has occurred and is continuing, and (ii) if the Lender sells, assigns, transfers, or otherwise disposes of the Loan Documents, the Lender shall notify the Borrower within ten (10) Business Days thereafter and if, the Borrower, in its reasonable discretion, so requests, the Loan Documents shall be modified at Borrower’s cost and expense so as to be in registered form (within the meaning of section 5f.103-1(c) of Treasury Regulations under the Code). Subject to the foregoing and to notification (and, if applicable, recordation) of an assignment, the assignee shall be a party hereto and, to the extent of the interest assigned, have the rights and obligations of the Lender under this Agreement, and the Lender shall, to the extent of the interest assigned, be released from its obligations under this Agreement (and, in the case of an assignment covering all of the Lender’s rights and obligations under this Agreement, the Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 8.03). Any assignment or transfer by the Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by the Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
For the purposes of this Section 8.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) the Lender, (b) an Affiliate of the Lender or (c) an entity or an Affiliate of an entity that administers or manages the Lender.
“Ineligible Institution” means a (a) natural person, (b) holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Revolving Commitment, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business, or (c) a Loan Party or a Subsidiary or other Affiliate of a Loan Party.

AM 27446811.10	84

(h)    The Lender may, without the consent of the Borrower, sell participations to one or more banks or other entities other than an Ineligible Institution (a “Participant”) in all or a portion of the Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement. Subject to paragraph (d) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations therein) to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.14 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.14 or 2.16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.
To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.08 as though it were a Lender, provided such participant agrees to be subject to Section 2.17 as though it were a Lender and deliver any required tax forms hereunder. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(i)    The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.
SECTION 8.05.     Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Revolving Commitment has not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and Article VIII shall survive and remain in full force and effect regardless of the

AM 27446811.10	85

consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Revolving Commitment or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.
SECTION 8.06.     Counterparts; Integration; Effectiveness; Electronic Execution. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Lender constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
(j)    Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
SECTION 8.07.     Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 8.08.     Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Loan Party against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
SECTION 8.09.     Governing Law; Jurisdiction; Consent to Service of Process.
(a)    The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the internal laws (and not the law of conflicts that would apply a different law) of the State of New York, but giving effect to federal laws applicable to national banks.

AM 27446811.10	86

(b)    Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. Federal or New York State court sitting in New York, New York in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.
(c)    Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 8.10.     WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 8.11.     Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 8.12.     Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by any Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or

AM 27446811.10	87

any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from or on behalf of any Loan Party or its affiliates relating to any Loan Party, its affiliates or their respective business, other than any such information that is available to the Lender on a non-confidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person reasonably would accord to its own confidential information.
SECTION 8.13.     Nonreliance; Violation of Law. The Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, the Lender shall not be obligated to extend credit to the Borrower in violation of any Requirement of Law.
SECTION 8.14.     USA PATRIOT Act. The Lender is subject to the requirements of the USA PATRIOT Act and hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act.
SECTION 8.15.     Disclosure. Each Loan Party hereby acknowledges and agrees that the Lender and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.
SECTION 8.16.     Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
SECTION 8.17.     No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lender are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lender and its Affiliates, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has

AM 27446811.10	88

deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lender and its Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither Lender nor any of its Affiliates has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of the Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither Lender nor any of its Affiliates has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Lender and its Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
ARTICLE IX

Loan Guaranty
SECTION 9.01.     Guaranty. Each Guarantor (other than those that have delivered a separate Guaranty) hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely, unconditionally and irrevocably guarantees to the Secured Parties, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses including, without limitation, all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Lender in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, the Borrower, any Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”); provided, however, that the definition of “Guaranteed Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor). Each Guarantor further agrees that the Guaranteed Obligations may be modified, extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such modification, extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of the Lender that extended any portion of the Guaranteed Obligations.
SECTION 9.02.     Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Guarantor waives any right to require the Lender to sue the Borrower, any Guarantor, any other guarantor of, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.
SECTION 9.03.     No Discharge or Diminishment of Loan Guaranty.
(j)    Except as otherwise provided for herein, the obligations of each Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence,

AM 27446811.10	89

structure or ownership of the Borrower or any other Obligated Party liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Guarantor may have at any time against any Obligated Party, Lender, or any other Person, whether in connection herewith or in any unrelated transactions.
(k)    The obligations of each Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.
(l)    Further, the obligations of any Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of the Borrower for all or any part of the Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).
SECTION 9.04.     Defenses Waived. To the fullest extent permitted by applicable law, each Guarantor hereby waives any defense based on or arising out of any defense of the Borrower or any Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the Borrower, any Guarantor, or any other Obligated Party other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party, or any other Person. Each Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Lender may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Obligated Party or any security.
SECTION 9.05.     Rights of Subrogation. No Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any

AM 27446811.10	90

Obligated Party, or any collateral, until the Loan Parties and the Guarantors have fully performed all their obligations to the Lender.
SECTION 9.06.     Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or otherwise (including pursuant to any settlement entered into by a Loan Party in its discretion), each Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Lender is in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Guarantors forthwith on demand by the Lender.
SECTION 9.07.     Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs under this Loan Guaranty, and agrees that the Lender shall not have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.
SECTION 9.08.     Termination. The Lender may continue to make loans or extend credit to the Borrower based on this Loan Guaranty until five (5) days after it receives written notice of termination from any Guarantor. Notwithstanding receipt of any such notice, each Guarantor will continue to be liable to the Lender for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of such Guaranteed Obligations. Nothing in this Section 9.08 shall be deemed to constitute a waiver of, or eliminate, limit, reduce or otherwise impair any rights or remedies the Lender may have in respect of, any Default or Event of Default that shall exist under clause (o) of Article VII hereof as a result of any such notice of termination.
SECTION 9.09.     Taxes. Each payment of the Guaranteed Obligations will be made by each Guarantor without withholding for any Taxes, unless such withholding is required by law. If any Guarantor determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Guarantor may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Guarantor shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the Lender receives the amount it would have received had no such withholding been made.
SECTION 9.10.     Maximum Liability. Notwithstanding any other provision of this Loan Guaranty, the amount guaranteed by each Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law. In determining the limitations, if any, on the amount of any Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Guarantor may have under this Loan Guaranty, any other agreement or applicable law shall be taken into account.
SECTION 9.11.     Contribution.

AM 27446811.10	91

(a)    To the extent that any Guarantor shall make a payment under this Loan Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Guarantor if each Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guarantor Payment and the Guaranteed Obligations (other than Unliquidated Obligations that have not yet arisen), and the Revolving Commitment and all Letters of Credit have terminated or expired or, in the case of all Letters of Credit, are fully collateralized on terms reasonably acceptable to the Lender, and this Agreement, the Swap Agreement Obligations and the Banking Services Obligations have terminated, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.
(b)    As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the excess of the fair saleable value of the property of such Guarantor over the total liabilities of such Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Guarantors as of such date in a manner to maximize the amount of such contributions.
(c)    This Section 9.11 is intended only to define the relative rights of the Guarantors, and nothing set forth in this Section 9.11 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Loan Guaranty.
(d)    The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantor or Guarantors to which such contribution and indemnification is owing.
(e)    The rights of the indemnifying Guarantors against other Guarantors under this Section 9.11 shall be exercisable upon the full and indefeasible payment of the Guaranteed Obligations in cash (other than Unliquidated Obligations that have not yet arisen) and the termination or expiry (or, in the case of all Letters of Credit, full cash collateralization), on terms reasonably acceptable to the Lender, of the Revolving Commitment and all Letters of Credit issued hereunder and the termination of this Agreement, the Swap Agreement Obligations and the Banking Services Obligations.
SECTION 9.12.     Liability Cumulative. The liability of each Loan Party as a Guarantor under this Article IX is in addition to and shall be cumulative with all liabilities of each Loan Party to the Lender under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.
SECTION 9.13.     Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guarantee in respect of a Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this

AM 27446811.10	92

Section 9.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.13 or otherwise under this Loan Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 9.13 shall remain in full force and effect until the termination of all Swap Obligations. Each Qualified ECP Guarantor intends that this Section 9.13 constitute, and this Section 9.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
SECTION 9.14.     Relationship of Lender and Term Loan Agent; Intercreditor Agreement.
(a)    It is the intention and agreement of the parties hereto that this Agreement constitute the “ABL Agreement” under the Intercreditor Agreement, and that the Lender constitute the “ABL Representative” under the Intercreditor Agreement.
(b)    Each Loan Party (i) acknowledges that J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A., in their capacities as the lead arranger and bookrunner for the Term Loan Facilities and as Term Loan Agent (collectively in such capacities, the “JPM Term Parties”), and JPMorgan Chase Bank, N.A., in its capacity as the Lender hereunder, are separate business units of JPMorgan Chase & Co. and that the rights and obligations of the JPM Term Parties and the Lender hereunder are separate and distinct, are exercisable in the sole discretion of each such party, and shall not be merged in law or equity; (ii) acknowledges that any consent, approval, waiver or other action by any JPM Term Party does not constitute consent, approval, waiver or other action by the Lender hereunder, and that any such action by the Lender hereunder does not bind the JPM Term Parties; and (iii) acknowledges that such Loan Party will communicate separately with, and distribute information separately to, each of the Lender and the JPM Term Parties.
(c)    Notwithstanding anything herein to the contrary, the Liens and security interests granted to the Lender pursuant to this Agreement or any other Loan Document and the exercise of any right or remedy by the Lender hereunder or under any other Loan Document are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement, this Agreement and any other Loan Document, the terms of the Intercreditor Agreement shall govern and control. Without limiting the generality of the foregoing, and notwithstanding anything herein to the contrary, all rights and remedies of the Lender with respect to the Term Loan Priority Collateral (as such term is defined in the Intercreditor Agreement) shall be subject to the terms of the Intercreditor Agreement, and until the Term Loan Obligations Payment Date (as such term is defined in the Intercreditor Agreement), any obligation of any Loan Party hereunder or under any other Loan Document with respect to the delivery or control of any Term Loan Priority Collateral, the novation of any lien on any certificate of title, bill of lading or other document, the giving of any notice to any bailee or other Person, the provision of voting rights or the obtaining of any consent of any Person, in each case in connection with any Term Loan Priority Collateral, shall be deemed to be satisfied if the Loan Parties comply with the requirements of the similar provision of the applicable Term Loan Document. Until the Term Loan Obligations Payment Date, the delivery of any Term Loan Priority Collateral to the Term Loan Representative (as such term is defined in the Intercreditor Agreement) pursuant to the Term Loan Documents shall satisfy any delivery requirement under this Agreement or under any other Loan Document.
(Signature Pages Follow)

AM 27446811.10	93

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
“BORROWER”
INTRALINKS, INC.
By: /s/ Derek Irwin
Name: Derek Irwin
Title: Chief Financial Officer
“GUARANTORS”
INTRALINKS HOLDINGS, INC.
By: /s/ Derek Irwin
Name: Derek Irwin
Title: Chief Financial Officer
INTRALINKS INTERNATIONAL HOLDINGS, LLC
By: IntraLinks, Inc., its Sole Member

By: /s/ Derek Irwin
Name: Derek Irwin
Title: Chief Financial Officer
“LENDER”
JPMORGAN CHASE BANK, N.A.
By: /s/ Thomas G. Williams
Name: Thomas G. Williams
Title: Authorized Officer

AM 27446811.10	94

EXHIBIT A

AM 28803676.2

EXHIBIT B
COMPLIANCE CERTIFICATE

To:	JPMorgan Chase Bank, N.A.
This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of February 24, 2014 (as amended, modified, renewed or extended from time to time, the “Agreement”) among IntraLinks, Inc., as borrower, IntraLinks Holdings, Inc. (“Holdings”) and IntraLinks International Holdings LLC, as guarantors, the other Loan Parties party thereto from time to time and JPMorgan Chase Bank, N.A., as Lender. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.
THE UNDERSIGNED HEREBY CERTIFIES THAT:
1.    I am the duly elected [__________] of Holdings;
2.    I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Holdings and its Subsidiaries during the accounting period covered by the attached financial statements [for quarterly or monthly financial statements add: and such financial statements present fairly in all material respects the financial condition and results of operations of Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes];
3.    The examinations described in paragraph 2 did not disclose, except as set forth below, and I have no knowledge of (i) the existence of any condition or event which constitutes a Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate or (ii) any change in GAAP or in the application thereof that has occurred since the date of the audited financial statements referred to in Section 3.03 of the Agreement.
4.    I hereby certify that no Loan Party has changed (i) its name, (ii) its chief executive office, (iii) principal place of business, (iv) the type of entity it is or (v) its state of incorporation or organization without having given the Lender the notice required by Section 4.1(b)(ii) of the Security Agreement.
5.    Schedule I attached hereto sets forth financial data and computations evidencing Holdings’ compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.
6.    Subsequent to the delivery of the immediately preceding Compliance Certificate submitted pursuant to the Credit Agreement, except as set forth in Schedule II hereto, no Person has become a Subsidiary of Holdings.
7.    [Schedule III attached hereto sets forth (i) an updated Schedule 5.11 to the Agreement listing the Loan Parties’ Deposit Accounts (including Excluded Accounts), Securities Accounts and Lock Boxes and (ii) an updated list of all outstanding intercompany Indebtedness (including Indebtedness owed by

AM 28803676.2

Foreign Subsidiaries to the Loan Parties) setting forth the identities of the parties to and from whom such Indebtedness is owed and the amounts of such Indebtedness.]

8.    [Attached hereto is a true, complete and correct copy of a Certificate of Good Standing issued and certified by the Secretary of State of the State of Delaware for each Loan Party.]

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the (i) nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event or (i) the change in GAAP or the application thereof and the effect of such change on the attached financial statements:

AM 28803676.2

The foregoing certifications, together with the computations and information set forth in the Schedules attached hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this _______ day of ___________________.
INTRALINKS HOLDINGS, INC.

By:
Name:
Title:

AM 28803676.2

SCHEDULE I
FIXED CHARGE COVERAGE RATIO
(See attached)

AM 28803676.2

SCHEDULE II
NEW SUBSIDIARIES

AM 28803676.2

SCHEDULE III
UPDATED SCHEDULE 5.11 AND AN UPDATED
LIST OF ALL OUTSTANDING INTERCOMPANY INDEBTEDNESS

AM 28803676.2

EXHIBIT C
JOINDER AGREEMENT
THIS JOINDER AGREEMENT (this “Agreement”), dated as of __________, ____, 200_, is entered into between ________________________________, a _________________ (the “New Subsidiary”) and JPMORGAN CHASE BANK, N.A. (the “Lender”) under that certain Credit Agreement, dated as of February 24, 2014 (as the same may be amended, modified, extended or restated from time to time, the “Credit Agreement”) among IntraLinks, Inc., as borrower (the “Borrower”), the other Loan Parties party thereto from time to time, and the Lender. All capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.
The New Subsidiary and the Lender, hereby agree as follows:
1.    The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a Loan Party under the Credit Agreement and a “Guarantor” for all purposes of the Credit Agreement and shall have all of the obligations of a Loan Party and a Guarantor thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement, including without limitation (a) all of the representations and warranties of the Loan Parties set forth in Article III of the Credit Agreement, (b) all of the covenants set forth in Articles V and VI of the Credit Agreement and (c) all of the guaranty obligations set forth in Article IX of the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary, subject to the limitations set forth in Sections 9.10 and 9.13 of the Credit Agreement, hereby guarantees, jointly and severally with the other Guarantors, to the Lender, as provided in Article IX of the Credit Agreement, the prompt payment and performance of the Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof and agrees that if any of the Guaranteed Obligations are not paid or performed in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the New Subsidiary will, jointly and severally together with the other Guarantors, promptly pay and perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.
2.    If required, the New Subsidiary is, simultaneously with the execution of this Agreement, executing and delivering such Collateral Documents (and such other documents and instruments) as requested by the Lender in accordance with the Credit Agreement.
3.    The address of the New Subsidiary for purposes of Section 8.01 of the Credit Agreement is as follows:

4.    The New Subsidiary hereby waives acceptance by the Lender of the guaranty by the New Subsidiary upon the execution of this Agreement by the New Subsidiary.

AM 28803676.2

5.    This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.
6.    THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer, and the Lender, has caused the same to be accepted by its authorized officer, as of the day and year first above written.
[NEW SUBSIDIARY]

By:
Name:
Title:
Acknowledged and accepted:
JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

AM 28803676.2